                                                        EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT

                                      AMONG

                             ESCALON MEDICAL CORP.,

                                  SONOMED, INC.

                                       AND

                        THE STOCKHOLDERS OF SONOMED, INC.


                                JANUARY 14, 1999

                                TABLE OF CONTENTS

I.       Representations and Warranties of the Company and Katz...................................................1
         1.01     Organization and Qualification..................................................................1
         1.02     Authorization...................................................................................1
         1.03     Capitalization..................................................................................2
         1.04     Financial Condition.............................................................................2
         1.05     Tax Liabilities.................................................................................3
         1.06     Legal Proceedings and Compliance with Legal Requirements........................................5
         1.07     Properties and Assets...........................................................................6
         1.08     Contracts.......................................................................................8
         1.09     ERISA...........................................................................................9
         1.10     Patents and Other Intellectual Property........................................................11
         1.11     Questionable Payments..........................................................................12
         1.12     Consents and Approvals.........................................................................13
         1.13     Subsidiaries and Investments...................................................................13
         1.14     Sales..........................................................................................13
         1.15     Liabilities....................................................................................13
         1.16     Insurance......................................................................................13
         1.17     Employee Relations.............................................................................14
         1.18     Warranties.....................................................................................14
         1.19     Customers, Distributors and Suppliers..........................................................14
         1.20     Finder's Fees..................................................................................14
         1.21     Transactions with Certain Persons..............................................................14
         1.22     Year 2000 Compliance...........................................................................15
         1.23     Accuracy of Information........................................................................16

II.      Representations and Warranties of the Stockholders......................................................16
         2.01     Authorization..................................................................................16
         2.02     Ownership of Company Common Stock and Related Matters..........................................16
         2.03     S Corporation Status...........................................................................16
         2.04     Consents and Approvals.........................................................................16

III.     Representations and Warranties of the Purchaser.........................................................17
         3.01     Organization and Qualification.................................................................17
         3.02     Authority......................................................................................17
         3.03     Consents and Approvals.........................................................................17
         3.04     SEC Documents..................................................................................17
         3.05     Investment Intent..............................................................................18
         3.06     Representations of the Company and the Stockholders............................................18
         3.07     Finder's Fees..................................................................................18

IV.      Purchase and Sale of the Company Common Stock...........................................................18
         4.01     Terms of the Purchase and Sale.................................................................18


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

         4.02     The Closing....................................................................................19
         4.03     Purchase Price Adjustment......................................................................19
         4.04     Escrow.........................................................................................20

V.       Conditions to Obligations of the Purchaser..............................................................21
         5.01     Accuracy of Representations and Compliance with Conditions.....................................21
         5.02     Opinions of Counsel............................................................................21
         5.03     Other Closing Documents........................................................................21
         5.04     Legal Action...................................................................................22
         5.05     No Governmental Action.........................................................................22
         5.06     No Claims Regarding Stock Ownership or Sale Proceeds...........................................22
         5.07     Financing......................................................................................22
         5.08     Tangible Net Worth.............................................................................22
         5.09     Required Consents..............................................................................23
         5.10     Resignations...................................................................................23
         5.11     Releases.......................................................................................23
         5.12     Employment Agreement...........................................................................23

VI.      Conditions to the Obligations of the Company and the Stockholders.......................................23
         6.01     Accuracy of Representations and Compliance with Conditions.....................................23
         6.02     No Injunction; Legal Action....................................................................23
         6.03     Employment Agreement...........................................................................24
         6.04     Stock Option Agreement.........................................................................24
         6.05     Secretary's Certificate........................................................................24
         6.06     Consent........................................................................................24

VII.     Covenants and Agreements of the Company and the Stockholders............................................24
         7.01     Access.........................................................................................24
         7.02     Conduct of Business............................................................................25
         7.03     Advice of Changes..............................................................................25
         7.04     Confidentiality................................................................................25
         7.05     Public Statements..............................................................................25
         7.06     Other Proposals................................................................................25
         7.07     Consents Without Any Condition.................................................................26
         7.08     Release by the Stockholders....................................................................26
         7.09     Noncompetition.................................................................................26
         7.10     Voting by the Stockholders.....................................................................27
         7.11     Code Section 338(h)(10) Election...............................................................27
         7.12     Company Tax Returns............................................................................28
         7.13     Maintenance of Tangible Net Worth..............................................................29
         7.14     Inventory Value Adjustment.....................................................................29
         7.15     Reasonable Efforts.............................................................................30

VIII.    Covenants and Agreements of the Purchaser...............................................................30
         8.01     Financing......................................................................................30


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
         8.02     Employee Matters...............................................................................30
         8.03     Reasonable Efforts.............................................................................30

IX.      Termination.............................................................................................30
         9.01     Termination Events.............................................................................30
         9.02     Effect of Termination..........................................................................31

X.       Indemnification; Remedies...............................................................................31
         10.01    Survival; Right to Indemnification Not Affected by Knowledge...................................31
         10.02    Indemnification and Payment of Damages by the Stockholders
                  for the Obligations of the Company and Katz....................................................31
         10.03    Indemnification and Payment of Damages by the Stockholders.....................................32
         10.04    Indemnification and Payment of Damages by the Purchaser........................................32
         10.05    Limitations on Amount, Time and Remedies.......................................................32
         10.06    Limitations on Amount -- Purchaser.............................................................33
         10.07    Procedure for Indemnification -- Third Party Claims............................................33
         10.08    Procedure for Indemnification -- Other Claims..................................................34

XI.      Miscellaneous...........................................................................................34
         11.01    Further Actions................................................................................34
         11.02    Availability of Equitable Remedies.............................................................35
         11.03    Appointment of Agent...........................................................................35
         11.04    Modification...................................................................................38
         11.05    Notices........................................................................................38
         11.06    Expenses.......................................................................................40
         11.07    Waiver.........................................................................................40
         11.08    Binding Effect.................................................................................40
         11.09    No Third Party Beneficiaries...................................................................40
         11.10    Separability...................................................................................40
         11.11    Headings.......................................................................................40
         11.12    Counterparts; Governing Law....................................................................40

XII.     Definitions.............................................................................................41


LIST OF EXHIBITS

Exhibit A - Form of Escrow Agreement
Exhibit B - Form of Release
Exhibit C - Form of Employment Agreement
Exhibit D - Allocation of Sales Price
Exhibit E - Form of Note


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                            STOCK PURCHASE AGREEMENT
                            ------------------------


         Agreement dated as of January 14, 2000 among Escalon Medical Corp., a Delaware corporation (the "Purchaser"); Sonomed, Inc., a New York corporation (the "Company"); Louis Katz ("Katz"), the principal stockholder of the Company; and the stockholders of the Company listed on Schedule I hereto (such persons, including Katz, being hereinafter sometimes referred to individually as a "Stockholder" and collectively as the "Stockholders").

                                    RECITALS:
                                    ---------

         The Stockholders desire to sell to the Purchaser, and the Purchaser desires to purchase from the Stockholders, all of the issued and outstanding capital stock of the Company for the consideration and on the terms and conditions set forth in this Agreement. Katz is an officer and director of the Company and the holder of approximately 46.28% of the Company's outstanding capital stock. Certain capitalized terms used herein are defined in Article XII of this Agreement.

         NOW, THEREFORE, in consideration of the premises, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

I.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND KATZ.

         Except to the extent set forth on the Company Disclosure Schedule, the Company and Katz jointly and severally represent and warrant to the Purchaser as follows:

         1.01 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has all requisite corporate power and authority to own or lease and operate its properties and carry on its business as it is now being conducted, and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The Company is qualified to do business as a foreign corporation and is in good standing in the jurisdictions listed in
Section 1.01 of the Company Disclosure Schedule, which are the only jurisdictions where the Company is required to be so qualified, except where the failure to so qualify would not have a Material Adverse Effect. The Company has no subsidiaries.

         1.02 AUTHORIZATION. The Company has the requisite power and authority to execute and deliver the Transaction Documents to which the Company is or will be a party and to perform the Transactions to be performed by the Company. Such execution, delivery and performance by the Company has been duly authorized by all necessary corporate action. The Transaction Documents executed by the Company on or before the date hereof constitute, and the Transaction Documents to be executed


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


by the Company after the date hereof will constitute, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general equitable principles and by bankruptcy, moratorium, insolvency, fraudulent conveyance or similar laws.

         1.03 CAPITALIZATION. The authorized capital stock of the Company consists of 10,000,000 shares of common stock, par value $.01 per share (the "Company Common Stock"). The shares of Company Common Stock shown on Schedule I hereto constitute all of the issued and outstanding shares of capital stock of the Company. Each outstanding share of Company Common Stock is validly authorized, validly issued and fully paid and nonassessable, has not been issued and is not owned or held in violation of any preemptive right of stockholders, and is owned of record by the Stockholders as shown on Schedule I hereto. There is no commitment, plan or arrangement to issue, and no outstanding option, warrant or other right calling for the issuance of, any share of capital stock of the Company or any security or other instrument convertible into, exercisable for or exchangeable for capital stock of the Company. There are no outstanding instruments convertible into or exchangeable for capital stock of the Company.

         1.04 FINANCIAL CONDITION.

                  (a) The Company has delivered to the Purchaser true and correct copies of the following financial statements, initialed by the chief executive officer of the Company: (i) audited balance sheets of the Company as of December 31, 1998 and 1997; (ii) the unaudited balance sheet of the Company as of December 31, 1999 (the "Last Balance Sheet"); (iii) audited statements of income, statements of retained earnings and statements of cash flows of the Company for the years ended December 31, 1998 and 1997; and (iv) the unaudited statement of income of the Company for the twelve months ended December 31, 1999. Each such balance sheet, including the notes thereto, presents fairly the financial condition, assets, liabilities and stockholders' equity of the Company as of its date; each such statement of income and consolidated statement of retained earnings presents fairly the results of operations of the Company for the period indicated; and each such statement of cash flows presents fairly the information purported to be shown therein, except, with respect to any unaudited statement, the absence of footnotes, necessary interim accounting practices and procedures and year-end audit adjustments. The financial statements referred to in this Section 1.04 have been prepared in accordance with GAAP consistently applied throughout the periods involved and were prepared in accordance with the books and records of the Company, except, with respect to any unaudited statement, the absence of footnotes, necessary interim accounting practice and procedures and year-end audit adjustments.

                  (b) Except as set forth on Section 1.04 of the Company Disclosure Schedule, since the date of the Last Balance Sheet (the "Last Balance Sheet Date"):


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


                           (i) There has at no time been a change in the
                  financial condition, results of operations, business, properties, assets or liabilities of the Company that has had a Material Adverse Effect.

                           (ii) The Company has not authorized, declared, paid
                  or effected any dividend or liquidating or other distribution in respect of its capital stock or any direct or indirect redemption, purchase or other acquisition of any stock of the Company.

                           (iii) The operations and business of the Company have
                  been conducted only in the ordinary course, consistent with past practices of the Company.

                           (iv) There has been no accepted purchase order or
                  quotation, arrangement or understanding for future sale of the products or services of the Company that was outside the ordinary course of business or not consistent with the past practices of the Company.

                           (v) The Company has not suffered an extraordinary
                  loss (whether or not covered by insurance) or waived any right of substantial value.

                  (c) Except as set forth in Section 1.04(c) of the Company Disclosure Schedule, there is no fact known to the Company or Katz that materially adversely affects or in the future (as far as the Company or Katz can reasonably foresee) is reasonably likely to materially adversely affect the financial condition, results of operations, business, properties, assets, liabilities or future prospects of the Company; provided, however, that the Company and Katz express no opinion as to changes or effects relating to United States or foreign economic conditions or financial markets in general or to the Company's industry in general.

         1.05 TAX LIABILITIES. Except as otherwise set forth in Section 1.05 of the Company Disclosure Schedule:

                  (a) The Company has duly and timely filed all Returns that it was required to file on or prior to the date hereof. All such Returns were true, complete and correct. All Taxes owed or required to be remitted by the Company (whether or not shown on any Return) have been paid or remitted, or are being contested and adequately reserved in accordance with GAAP on the financial statements of the Company. The Company is not currently the beneficiary of any extension of time within which to file any Return. The most recent financial statements delivered to the Purchaser by the Company hereunder reflect an adequate reserve in accordance with GAAP for all Taxes of the Company for all taxable periods and portions thereof through the date of such financial statements. The Company has maintained and will continue to maintain reserves in accordance with GAAP for all Taxes for the period from the date of the most recent financial statements through the Closing Date.

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                  (b) The Company has satisfied all federal, state, local and foreign withholding tax requirements, including but not limited to income, social security and employment tax.

                  (c) None of the assets of the Company (i) is property that is required to be treated as owned by another person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code, (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code or (iii) directly or indirectly secures any debt the interest of which is tax-exempt under Section 103(a) of the Code.

                  (d) There are no liens for Taxes on any of the assets of the Company.

                  (e) The Company is not a party to any tax allocation, tax sharing or tax benefit transfer agreement. The Company (i) has not been a member of an affiliated, combined or unitary group filing a consolidated, combined or unitary Return (other than a group the common parent of which was the Company) and (ii) has no liability for the Taxes of any Person under regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (f) Except as set forth in Section 1.05(f) of the Company Disclosure Schedule, no claim has ever been made by a Governmental Body in a jurisdiction where the Company does not file Returns that the Company is or may be subject to taxation by that jurisdiction.

                  (g) There is no dispute or claim now pending concerning any Tax Liability of the Company either (i) claimed or raised by any Governmental Body in writing or (ii) as to which the Company or Katz has knowledge based upon personal contact with any agent of such Governmental Body. No Governmental Body is now asserting or, to the knowledge of the Company or Katz, threatening to assert, any deficiency or assessment for additional Taxes of the Company or has notified the Company or Katz of its intent to examine or audit the Company. The Company has not (i) waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency or (ii) received any notice of deficiency of assessment from any Governmental Body with respect to Liability for Taxes that has not been fully paid or finally settled.

                  (h) The Company has delivered to the Purchaser correct and complete copies of all federal income tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since December 31, 1993.

                  (i) The Company has not filed a consent under Code Section 341(f) concerning collapsible corporations.

                  (j) For all tax periods from and after October 1, 1987 up to and including the Closing (collectively the "S Corporation Tax Period"), the Company has elected, in compliance with all applicable legal requirements, to be taxed under Subchapter S of the Code and corresponding provisions under New York State laws, and such elections are in effect for the Company. No action has been taken by the Company or, to the knowledge of the Company or Katz, any Stockholder that may result in the revocation of any such elections and, with respect to the S Corporation Tax Period, the Company has no Liability, absolute or contingent, for the payment of any income Taxes under the Code or under the laws of such states or localities which afford tax treatment similar to that under Subchapter S of the Code, except as set forth in Section 1.05(j) of the Company Disclosure Schedule.

         1.06 LEGAL PROCEEDINGS AND COMPLIANCE WITH LEGAL REQUIREMENTS.

                  (a) Except as disclosed in Section 1.06 of the Company Disclosure Schedule, there (i) is no Litigation that is pending against the Company and (ii) to the knowledge of the Company and Katz, there is no Litigation threatened against the Company that, in either case, relates to or could have a Material Adverse Effect on the operations of the Company. To the knowledge of the Company and Katz, there has been no Default under any Legal Requirements applicable to the Company, including Legal Requirements relating to pollution or protection of the environment or Legal Requirements promulgated by the FDA. There has been no Default with respect to any Court Order applicable to the Company, except for any Defaults that would not have a Material Adverse Effect.

                  (b) To the knowledge of the Company and Katz, the Company has complied in all material respects with all Legal Requirements and Court Orders applicable to the business of the Company and the sale of the Company's products. The Company has obtained and, to the knowledge of the Company and Katz, is in compliance in all material respects with all federal, state, local and foreign governmental permits, licenses, registrations, certificates of occupancy, approvals and other authorizations (the "Governmental Permits"). All of the Governmental Permits are listed in Section 1.06 of the Company Disclosure Schedule along with their respective expiration dates, and, to the Knowledge of the Company and Katz, such Governmental Permits constitute all Governmental Permits required for the operation of the Company's business as currently operated. All of the Governmental Permits are currently valid and in full force, and to the knowledge of the Company and Katz, no violations of a material nature are or have been recorded in respect of any of the Governmental Permits and no revocation, cancellation or withdrawal thereof has been threatened. The Company has filed such timely and complete renewal applications as may be required with respect to its Governmental Permits, except as set forth in Section 1.06(b) of the Company Disclosure Schedule.

                  (c) Section 1.06(c) of the Company Disclosure Schedule sets forth a list of all of the products of the Company. Except as set forth in
Section 1.06(c) of the

Company Disclosure Schedule, the Company has not received any written complaints or, to its knowledge or the knowledge of Katz, any other complaints, from any customer or distributor concerning any of the Company's products, which has not been resolved or withdrawn, or where the failure to resolve the same would have a Material Adverse Effect. To the knowledge of the Company and Katz, there are no defects in design, construction or manufacture of its products that could adversely affect performance or create an usual risk of injury to persons or property. To the knowledge of the Company and Katz, all products of the Company are and have been in all material respects in compliance with all applicable Legal Requirements of the FDA applicable to such products. There is no reasonable basis known to the Company for the FDA, the ISO or any other Governmental Body to deny or rescind any approval or clearance to market any of the Company's commercially distributed products for the purpose or indication for which they are being manufactured, assembled, marketed or sold. None of the Company's products is or has been the subject of any replacement, field fix, retrofit, modification or recall campaign and, to the knowledge of the Company and Katz, no facts or conditions exist that could reasonably be expected to result in such a recall campaign. The Company's products have been designed and manufactured so as to meet and comply in all material respects with all applicable governmental and regulatory standards and specifications currently in effect in North America and Europe, and have received all governmental and regulatory approvals necessary to allow their sale and use in all jurisdictions where they are currently being sold in North America and Europe. Neither the Company nor Katz has any reason to believe that the Company's products fail to meet any standards or specifications or do not have any necessary governmental or regulatory approval necessary for the sale or use of such products in any jurisdiction other than in North America or Europe. There are no outstanding notices of Defaults or warning letters received by the Company from the FDA or the ISO nor are there outstanding good manufacturing practice warning notices received by the Company from the FDA or the ISO. The Company has previously provided to the Purchaser access to the Company's complete file with respect to all FDA and other Governmental Body approvals and certifications of the Company's products and the facility in which they are being manufactured.

         1.07 PROPERTIES AND ASSETS.

                  (a) Except as disclosed in Section 1.07 of the Company Disclosure Schedule, the Company has good and marketable title to all properties and assets used in its business or owned by it, free and clear of all Encumbrances.

                  (b) All accounts and notes receivable reflected on the Last Balance Sheet, or arising since the Last Balance Sheet Date, have been collected, or are and will be good and collectible, in each case at the aggregate recorded amounts thereof less any reserves therefor reflected in the Last Balance Sheet in accordance with GAAP without right of recourse, defense, deduction, return of goods, counterclaim, offset or set off on the part of the obligor, and, if not collected, to the knowledge of the

Company and Katz, can reasonably be anticipated to be paid within 120 days of the date incurred.

                  (c) Section 1.07(c) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned or leased by the Company, a list of all personal property leased by the Company and a list of the properties and assets owned by the Company (but not including inventory or Intellectual Property) as set forth on the Depreciation Projections dated as of October 31, 1999 attached to Section 1.07(c) of the Company Disclosure Schedule, which contains a statement of cost, book value and (except for land) reserve for depreciation of each item for tax purposes, and net book value of each item for financial reporting purposes. Except as set forth in Section 1.07(c) of the Company Disclosure Schedule, all such real and other properties and assets (including Intellectual Property) owned by the Company are reflected on the Last Balance Sheet (except for acquisitions and dispositions in the ordinary course of business subsequent to the Last Balance Sheet Date and prior to the Closing or that are either disclosed in Section 1.07 of the Company Disclosure Schedule or are approved in writing by the Purchaser).

                  (d) Except as set forth in Section 1.07(d) of the Company Disclosure Schedule, to the knowledge of the Company or Katz: no real property or Facility owned, leased or licensed by the Company lies in an area which is or will be subject to zoning, use or building code restrictions that would prohibit, and no state of facts relating to the actions or inaction of another Person or its ownership, leasing, licensing or use of any real or personal property exists or will exist, that would prevent the continued effective ownership, leasing, licensing or use of such real property in the business in which the Company is now engaged.

                  (e) The real and other properties and assets (including Intellectual Property) owned by the Company or leased or licensed by the Company from a third party constitute all such properties and assets that are necessary to the business of the Company as presently conducted or as it currently contemplates conducting.

                  (f) Except as set forth in Section 1.07(f) of the Company Disclosure Schedule, the Company has not caused nor permitted its business, Facilities, properties or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose of, transfer, produce or process any Hazardous Substance (as hereinafter defined) except in compliance with all applicable laws, rules, regulations, orders, judgments and decrees, except where the failure to so comply could not individually or in the aggregate have a Material Adverse Effect, and has not caused nor permitted the Release (as hereinafter defined) of any Hazardous Substance on or off the site of any property or Facilities of the Company that individually or in the aggregate could have a Material Adverse Effect. The term "Hazardous Substance" shall mean any hazardous waste, as defined by 42 U.S.C. 6903(5), any hazardous substance, as defined by 42 U.S.C. 9601(14), any pollutant or contaminant, as defined by 42 U.S.C. 9601(33), and all toxic substances, hazardous materials, or other chemical substances regulated by any other law, rule, or regulation. The term "Release" shall have the meaning set forth in 42 U.S.C. 9601(22).

         1.08 CONTRACTS.

                  (a) Section 1.08(a) of the Company Disclosure Schedule lists each Contract of the following types to which the Company currently is a party, or by which it is bound, that relates to or could affect the operations of the Company, except for (i) any Contract that is not material to the Company or its business and that may be terminated by the Company on not more than 30 days' notice without any Liability to the Company and (ii) any Contract under which the executory obligation of the Company involves an amount less than $25,000 (such excepted Contracts are referred to collectively as "Minor Contracts"):

                           (i) Contracts with any present or former stockholder,
                  director, officer, employee, partner or consultant of the Company or Affiliate thereof;

                           (ii) Contracts for the future purchase of, or payment
                  for, supplies or products, or for the lease of any asset from or the performance of services by a third party, in excess of $25,000 in any individual case, or any Contracts for the sale of inventory or products that involve an amount in excess of $25,000 with respect to any one supplier or other party;

                           (iii) Contracts to sell or supply products or to
                  perform services that involve an amount in excess of $25,000 in any individual case;

                           (iv) Contracts to lease to or to operate for any
                  other party any asset that involve an amount in excess of $25,000 in any individual case;

                           (v) Any notes, debentures, bonds, conditional sale
                  agreements, equipment trust agreements, letter of credit agreements, guaranty and other reimbursement agreements, loan agreements or other Contracts for the borrowing or lending of money (including loans to or from officers, directors, partners, stockholders or Affiliates of the Company or any members of their immediate families), agreements or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any other Person;

                           (vi) Any Contracts under which any Encumbrances exist
                  with respect to any assets of the Company; and

                           (vii) Any other Contracts (other than Minor Contracts
                  and those described in any of subsections (i) through (vi) above) not made in the ordinary course of business.

                  (b) Copies of all Contracts identified in Section 1.08(a) of the Company Disclosure Schedule have been made available for inspection by the Purchaser. No outstanding purchase commitment by the Company is in excess of its ordinary business requirements or at a price in excess of market price at the date thereof. Except as set forth in Section 1.08(b) of the Company Disclosure Schedule, none of such Contracts will expire or be terminated or be subject to any modification of terms or conditions by reason of the consummation of the Transactions contemplated by this Agreement, except where any such termination or modification will not have a Material Adverse Effect. With respect to the Contracts described in clause (iii) hereinabove, none of the agents who is party to any such agreement has terminated, threatened to terminate or given any notice of an intention to terminate its agreement with the Company or to substantially reduce the volume of business placed with or through the Company, and neither the Company nor Katz knows of any condition or state of facts or circumstances that would cause any such termination or reduction in the foreseeable future. The Company is not in Default in any material respect under the terms of any Contract nor is it in Default in the payment of any insurance premiums due to insurance carriers nor any principal of or interest on any indebtedness for borrowed money nor, to the knowledge of the Company or Katz, has any event occurred that, with the passage of time or giving of notice or both, would constitute such a Default by the Company and, to the knowledge of the Company and Katz, no other party to any such contract is in Default in any material respect thereunder nor has any such event occurred with respect to such party, except that no representation is made with respect to any Contract that is not material to the Company or its business and that may be terminated by the Company on not more than 30 days' notice without any Liability to the Company.

         1.09 ERISA.

                  (a) Section 1.09(a) of the Company Disclosure Schedule contains a complete list of all Benefit Plans currently sponsored or maintained by the Company or under which the Company may be obligated. The Company has made available to the Purchaser (i) accurate and complete copies of all Benefit Plan documents and all other material documents relating thereto of the Company, including all summary plan descriptions and summary annual reports, if any, (ii) accurate and complete summaries of all unwritten Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports, if any, with respect to all Benefit Plans for which financial statements or actuarial reports are required or have been prepared and (iv) accurate and complete copies of all annual reports, if any, for all Benefit Plans (for which annual reports are required) prepared within the last three years.

                  (b) All Benefit Plans conform (and at all times have conformed) in all material respects to, and are being administered and operated (and to the knowledge of the Company and Katz have at all times been administered and operated) in material compliance with, the applicable requirements of ERISA, the Code and all other applicable Legal Requirements, except where the failure to comply would not have a Material Adverse Effect. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Benefit Plans have been timely filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA involving any of the Benefit Plans that could subject the Company to any material penalty or tax imposed under the Code or ERISA.

                  (c) None of the Benefit Plans is an employee pension benefit plan (as defined in Section 3(2) of ERISA). The Company has no current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA).

                  (d) There are no pending or, to the knowledge of the Company or Katz, threatened claims by or on behalf of any Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Benefit Plans, alleging any breach of fiduciary duty on the part of the Company or any of its stockholders, officers, directors or employees under ERISA or any other applicable regulations, or claiming benefit payments other than those made in the ordinary operation of such plans, nor is there, to the knowledge of the Company or Katz, any reasonable basis for such claim.

                  (e) Except to the extent set forth in Section 1.09(e) of the Company Disclosure Schedule, the Company has made all required contributions under the Benefit Plans on a timely basis.

                  (f) With respect to any Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(l) of ERISA) (a "Welfare Plan"): (i) each Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, except where the failure to comply would not have a Material Adverse Effect, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code and (iii) any Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) is in material compliance with all of the material requirements of Section 4980B of the Code,
Part 6 of Title I of ERISA and the applicable provisions of the Social Security Act, except where the failure to comply would not have a Material Adverse Effect.

                  (g) Except as set forth in Section 1.09(g) of the Company Disclosure Schedule, the Company has no Benefit Plans or agreements that, by their terms, would create liability for severance pay to any employee of the Company as a result of any of the Transactions.

                  (h) Except as disclosed in Section 1.09(h) of the Company Disclosure Schedule, no Benefit Plan has any liability of any material nature, accrued or contingent, including without limitation liabilities for Taxes, other than for routine payments to be made in due course to participants and beneficiaries.

                  (i) The Company has provided the Purchaser with a true and correct summary of the names, relationship with the Company, present rates of compensation (whether in the form of salary, bonuses, commissions, or other supplemental compensation now or hereafter payable), and aggregate compensation for the fiscal year ended December 31, 1998 and currently in effect for each director, officer, or other employee of the Company. Except as set forth in
Section 1.09(i) of the Company Disclosure Schedule, since January 1, 1999, the Company has not changed the rate of compensation of any of its directors, officers or employees nor has any Benefit Plan or program been instituted or amended to increase benefits thereunder.

         1.10 PATENTS AND OTHER INTELLECTUAL PROPERTY.

                  (a) Except as set forth in Section 1.10(a) of the Company Disclosure Schedule, the Company has exclusive title to, owns, possesses, has the sole right to use or, where necessary, has made timely and proper application for, all copyrights, trademarks, trade names, service marks, franchises, certificates of public convenience and necessity, patents, patent rights, licenses, trade secrets, information, proprietary rights and processes, intellectual property rights listed on Section 1.10(a) of the Company Disclosure Schedule (the "Intellectual Property"). To the knowledge of the Company and Katz, all of the Intellectual Property is owned or otherwise lawfully used by the Company, and the Company is not infringing upon, conflicting with or unlawfully or wrongfully using any patent, trademark, trade name, service mark, copyright, trade secret or other intellectual property right owned or claimed by another Person. Except as set forth in Section 1.10(a) of the Company Disclosure Schedule, the Company has not received any notice of any claim of infringement or any other Claim or proceeding, with respect to any such patent, trademark, trade name, service mark, copyright or trade secret which has not been favorably resolved. No current employee of the Company and, to the knowledge of the Company and Katz, no other Person, including any former employee, owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any of the Intellectual Property, or in any application therefor.

                  (b) The Company has taken appropriate measures to reasonably protect and preserve the security, confidentiality and value of its Confidential Information, which measures are described in Section 1.10(b) of the Company Disclosure Schedule. "Confidential Information" means those items of the Intellectual Property that are confidential and any other proprietary or confidential information owned or obtained on a confidential basis by the Company. Except as disclosed in Section 1.10(b) of the Company Disclosure Schedule, each of those employees and consultants of the Company who are involved in the design, review, evaluation or development of products or Intellectual Property and are listed in Section 1.10(b) of the Company Disclosure Schedule has executed a nondisclosure and assignment of inventions agreement in the form provided to the Purchaser. To the knowledge of the Company and Katz, all Confidential Information that constitutes Intellectual Property is currently valid and protectible and is not part of the public domain or knowledge, nor to the knowledge of the Company or Katz, has it been used, divulged or appropriated for the benefit of any Person other than the Company or otherwise to the detriment of the Company, except as set forth in Section 1.10(b) of the Company Disclosure Schedule.

                  (c) The Company has all right, title and interest in and to all of the Intellectual Property, and the Company has not created or permitted any Encumbrance of any nature whatsoever. Except as set forth in Section
1.10(c) of the Company Disclosure Schedule, the Company has not granted any licenses to its proprietary property and is not aware of any third parties who are claiming any right, title or interest in or to such Intellectual Property or who are infringing or violating any of such Intellectual Property. Except as set forth in Section 1.10(c) of the Company Disclosure Schedule, the Company is not bound by or a party to any option, license or agreement of any kind with respect to patents, patent applications, inventions, trademarks, service marks, trade names, licenses, franchises, copyrights, trade secrets, information and other proprietary rights and processes or with respect to any such property and rights of any other person or entity relating to the operation of the Company.

                  (d) Except as set forth in Section 1.10(d) of the Company Disclosure Schedule, no royalties, consulting or advisory fees or other payments are payable by the Company to any other person by reason of the ownership or use of the Intellectual Property.

         1.11 QUESTIONABLE PAYMENTS. To the knowledge of the Company and Katz, neither the Company, any director, officer, agent, employee nor any other person associated with or acting on behalf of the Company has: (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (iv) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (v) made any false or fictitious entry on the books or records of the Company; (vi) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (vii) made any bribe, kickback or other payment of an unlawful nature to any person or entity, private or public whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

         1.12 CONSENTS AND APPROVALS. Except for the consents specified in
Section 1.12 of the Company Disclosure Schedule (the "Required Consents"), and except as set forth in Section 1.12 of the Company Disclosure Schedule, neither the execution and delivery by the Company of the Transaction Documents to which the Company is or will be a party, nor the performance of the Transactions to be performed by the Company, will require any notice, filing, consent, waiver or approval or constitute a Default under (a) any Legal Requirement or Court Order to which the Company is subject, (b) the Charter Documents or by-laws of the Company or (c) any Contract, Governmental Permit or other document to which the Company is a party, except any Contract that is not material to the Company or its business and that may be terminated by the Company on not more than 30 days' notice without any liability to the Company.

         1.13 SUBSIDIARIES AND INVESTMENTS. The Company does not own, directly or indirectly, any interest or investment (whether equity or debt) in any limited liability company, corporation, partnership, business, trust, joint venture or other legal entity.

         1.14 SALES. The Company has provided the Purchaser with a schedule showing the revenues generated by all products sold by the Company during each calendar month commencing January 1, 1995 and the number of units of each type of product sold by the Company on a monthly basis since January 1, 1995.

         1.15 LIABILITIES. Except as specified in Section 1.15 of the Company Disclosure Schedule, none of the assets of the Company is subject to any Liabilities, except: (a) Liabilities under any Contracts specifically disclosed on the Company Disclosure Schedule, (b) Liabilities under Minor Contracts and
(c) Liabilities reflected in the Last Balance Sheet or incurred in the ordinary course of business after the Last Balance Sheet Date and reflected in the books and records of the Company.

         1.16 INSURANCE. The Company has provided the Purchaser with a summary of all policies or binders of insurance held by or on behalf of the Company specifying with respect to each policy the insurer, the amount of the coverage, the type of insurance, the risks insured, the expiration date, the policy number and any pending claims thereunder. To the knowledge of the Company and Katz, there is no Default with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder, except for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There is no notice of nonrenewal or cancellation with respect to, or disallowance of any claim under, any such policy or binder that has been received by the Company, except for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

         1.17 EMPLOYEE RELATIONS. Except as disclosed in Section 1.17 of the Company Disclosure Schedule, the Company is not (a) a party to, involved in or, to the knowledge of the Company and Katz, threatened by, any labor dispute or unfair labor practice charge relating to the Company or (b) currently negotiating any collective bargaining agreement with any employees of the Company, and the Company has not experienced any work stoppage by any of its employees during the three years immediately preceding the execution of this Agreement.

         1.18 WARRANTIES. All goods sold or distributed by the Company were of merchantable quality, and, except as set forth in Section 1.18 of the Company Disclosure Schedule, neither the Company nor Katz has any knowledge that the Company has breached any express or implied warranties in connection with the sale or distribution of such goods, except for breaches that have been resolved without any further liability on the part of the Company and/or that, individually and in the aggregate, would not have a Material Adverse Effect. The Company has provided the Purchaser with a description of the Company's warranties applicable to any goods that have been sold or distributed by the Company.

         1.19 CUSTOMERS, DISTRIBUTORS AND SUPPLIERS. The Company uses commercially reasonable efforts to maintain, and currently maintains, good working relationships with its customers, distributors and suppliers. Section
1.19 of the Company Disclosure Schedule lists any Contracts (excluding Minor Contracts) relating to the operation of the Company with customers or distributors or former customers or distributors of the Company that have been terminated or canceled during the two-year period prior to the date hereof.
Section 1.19 of the Company Disclosure Schedule also contains a list of the names of each of the Major Customers and Major Distributors of the Company. Except as disclosed in Section 1.19 of the Company Disclosure Schedule, none of such Major Customers or Major Distributors has given the Company notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with the Company, and none of such customers or distributors is, or has been during the two-year period immediately preceding the execution of this Agreement, a related party to the Company. Section 1.19 of the Company Disclosure Schedule also contains a list of the names of the Major Suppliers of components of and materials used in the manufacture of the products of the Company. None of such Major Suppliers has given the Company written notice, or to the knowledge of the Company or Katz, any other notice, terminating, canceling or threatening to terminate or cancel any Contract or relationship with the Company.

         1.20 FINDER'S FEES. No Person retained by the Company is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

         1.21 TRANSACTIONS WITH CERTAIN PERSONS. Except as set forth in Section
1.21 of the Company Disclosure Schedule, no officer or director of the Company or any of its Affiliates, no employee of the Company or any of its Affiliates and, to the knowledge of the Company and Katz, no member of any such person's immediate family is presently a party to any material transaction with the Company or any of its Affiliates relating to the businesses of the Company or any of its Affiliates, including, without limitation, any contract, agreement or other arrangement (a) providing for the furnishing of services by, (b) providing for the rental of real or personal property from or (c) otherwise requiring payments to (other than for services as officers, directors or employees of the Company or its Affiliates) any such person or corporation, partnership, trust or other entity in which any such person has a substantial interest as a stockholder, officer, director, trustee or partner.

         1.22 YEAR 2000 COMPLIANCE.

                  (a) Except as set forth in Section 1.22 of the Company Disclosure Schedule, none of the personal property, equipment or assets owned or utilized by the Company, including but not limited to computer software, databases, hardware, controls and peripherals, has characteristics or qualities that may cause such items to fail in any material respect to (i) operate and produce data on and after January 1, 2000 (including taking into account that such year is a leap year) or use data based on time periods on and after January 1, 2000 (including taking into effect that such year is a leap year) accurately and without delay, interruption or error relating to the fact that the time at which and the date on which such items are operating is on or after 12:00 a.m. on January 1, 2000 (including taking into account that such year is a leap year) and/or (ii) accept, calculate, process, maintain, store and output accurately and without delay, interruption or error, all times or dates or both, whether before, on or after 12:00 a.m. January 1, 2000 (including taking into account that such year is a leap year) and any time periods determined or to be determined based on such times or date or both ("Year 2000 Defects"), except where any such failure would not have a Material Adverse Effect.

                  (b) Except as set forth in Section 1.22 of the Company Disclosure Schedule, none of the property or assets owned or utilized by the Company will fail to perform in any material respect or require any material repair, rewrite, conversion or other adaptation because of, or due in any way to, any Year 2000 Defect, except where any such failure would not have a Material Adverse Effect.

                  (c) No products sold by the Company contain any Year 2000 Defects, except where any such failure would not have a Material Adverse Effect.

                  (d) The Company has no obligations under warranty agreements, service agreements or otherwise to rectify any Year 2000 Defect of any customer of the Company or to indemnify any customer of the Company in the event that the Company experiences a Year 2000 Defect, except those arising under the Company's general warranty policy. Neither the Company nor Katz has any knowledge that any of the Company's distributors, vendors or suppliers may experience a Year 2000 Defect that would have a Material Adverse Effect.

         1.23 ACCURACY OF INFORMATION. No representation or warranty by the Company or Katz in any Transaction Document, and no information contained therein, is false or misleading in any material respect, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

II.      REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS.

         Each of the Stockholders severally represents and warrants to the Purchaser and to the other Stockholders with respect to himself and the shares of Company Common Stock set forth opposite the name of such Stockholder on
Schedule I as follows:

         2.01 AUTHORIZATION. Such Stockholder has the requisite power and authority to execute and deliver the Transaction Documents to which such Stockholder is or will be a party and to perform the Transactions to be performed by such Stockholder. The Transaction Documents executed by such Stockholder on or before the date hereof constitute, and the Transaction Documents to be executed after the date hereof will constitute, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their respective terms, except as such enforceability may be limited by general equitable principles and by bankruptcy, moratorium, insolvency, fraudulent conveyance or similar laws.

         2.02 OWNERSHIP OF COMPANY COMMON STOCK AND RELATED MATTERS. Such Stockholder is the owner of record and the sole beneficial owner of all shares of Company Common Stock set forth opposite the name of such Stockholder on
Schedule I hereto and has good and marketable title to such shares, free and clear of all Encumbrances. No Person has any right or option to purchase or acquire such shares of Company Common Stock owned by such Stockholder, except as provided for in this Agreement.

         2.03 S CORPORATION STATUS. No action has been taken by such Stockholder, or to the knowledge of such Stockholder by any other Stockholder, that may result in the revocation of any Subchapter S election made by the Company referred to in Section 1.05(j).

         2.04 CONSENTS AND APPROVALS. Neither the execution and delivery by such Stockholder of the Transaction Documents to which such Stockholder is or will be a party, nor the performance of the Transactions to be performed by such Stockholder, will require any filing, notice, consent, waiver or approval or constitute a Default under (a) any Legal Requirement or Court Order to which such Stockholder is subject, or (b) any Contract, Governmental Permit or other document to which such Stockholder is a party.

III.     REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

         The Purchaser represents and warrants to the Company and the Stockholders as follows:

         3.01 ORGANIZATION AND QUALIFICATION. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as it is now being conducted, to own the shares of Company Common Stock and carry on the business of the Company as currently operated and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The Company is qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the Company is required to be so qualified, except where the failure to so qualify would not have a Material Adverse Effect.

         3.02 AUTHORITY. The Purchaser has the requisite power and authority to execute and deliver the Transaction Documents to which it is or will be a party and to perform the Transactions to be performed by it. Such execution, delivery and performance by the Purchaser has been duly authorized by all necessary corporate action. The Transaction Documents executed on or before the date hereof constitute, and the Transaction Documents to be executed after the date hereof will constitute, valid and binding obligations of the Purchaser, enforceable against it in accordance with their terms, except as such enforceability may be limited by general equitable principles and by bankruptcy, moratorium, insolvency, fraudulent conveyance or similar laws. Copies of the Certificate of Incorporation and the Bylaws, each as amended, of the Purchaser (collectively, the "Purchaser Charter Documents") have been made available to the Company. The Purchaser is not in violation of any Purchaser Charter Documents.

         3.03 CONSENTS AND APPROVALS. Neither the execution and delivery by the Purchaser of the Transaction Documents to which the Purchaser is or will be a party, nor the performance of the Transactions to be performed by the Purchaser, will require any notice, filing, consent, waiver or approval or constitute a Default under (a) any Legal Requirement or Court Order to which the Purchaser is subject, (b) the Charter Documents or by-laws of the Purchaser or (c) any Contract, Governmental Permit or other document to which the Purchaser is a party.

         3.04 SEC DOCUMENTS.

                  (a) The Purchaser has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since June 30, 1997 (collectively, the "Purchaser Reports"). As of their respective dates, the Purchaser Reports, and any such reports, forms and other documents filed by the Purchaser with the SEC after the date of this Agreement:
(i) complied, or will comply, as to form in all material respects with the applicable requirements of the Securities

Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence shall not apply to any misstatement or omission in any Purchaser Report filed prior to the date of this Agreement that was superseded by a subsequent Purchaser Report filed prior to the date of this Agreement that specifically corrected such misstatement or omission in the applicable Purchaser Report.

                  (b) Each of the consolidated balance sheets included in or incorporated by reference into the Purchaser Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Purchaser and its subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows included in or incorporated by reference into the Purchaser Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the Purchaser and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments that would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

         3.05 INVESTMENT INTENT. The Purchaser is purchasing the shares of Company Common Stock being purchased hereunder for the Purchaser's own account and not with a view to the distribution of such shares within the meaning of
Section 2(11) of the Securities Act. The Purchaser is an "accredited investor" as defined in Regulation D under the Securities Act.

         3.06 REPRESENTATIONS OF THE COMPANY AND THE STOCKHOLDERS. The Purchaser is not relying on any representations or warranties of the Company or any Stockholder, except for the representations and warranties set forth herein and in the other Transaction Documents.

         3.07 FINDER'S FEES. No Person retained by the Purchaser is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

IV.      PURCHASE AND SALE OF THE COMPANY COMMON STOCK.

         4.01 TERMS OF THE PURCHASE AND SALE. On the basis of the representations, warranties, covenants, and agreements contained in this Agreement and subject to the terms and conditions of this Agreement:

                  (a) Each Stockholder agrees to sell, assign, transfer and convey to the Purchaser at the Closing all of the shares of Company Common Stock set forth opposite the name of the respective Stockholder on Schedule I hereto. Each Stock holder shall deliver to the Purchaser at the Closing certificates representing the shares of Company Common Stock owned by such Stockholder, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, in each case in proper form for transfer, with all stock transfer and any other required documentary stamps affixed thereto.

                  (b) In consideration for the purchase of the shares of Company Common Stock referred to in Section 4.01(a), the Purchaser agrees to pay to the Stockholders the aggregate amount of $12,050,000, of which (i) $11,050,000 shall be paid to the Stockholders at the Closing, by certified or bank check or wire transfer, in accordance with the respective percentages of share ownership set forth opposite their names on Schedule I and (ii) $1,000,000 shall be placed in escrow as described in Section 4.04 hereof. The purchase price shall be subject to adjustment in accordance with Section 4.03 hereof.

         4.02 THE CLOSING. The closing of the transactions contemplated by Sections 4.01(a) and 4.01(b)(i) shall take place at the offices of Duane, Morris & Heckscher LLP, 4200 One Liberty Place, Philadelphia, PA 19103-7396, at 10:00 a.m., local time, on the third business day after the date the conditions in Articles V and VI have been satisfied. The closing may occur at such different place, such different time or such different date as the Purchaser, the Company and the Representative agree in writing. The closing of the transactions contemplated by Section 4.02 is herein called the "Closing," and the date of the Closing is herein called the "Closing Date."

         4.03 PURCHASE PRICE ADJUSTMENT.

                  (a) At the Closing, the Company shall deliver to the Purchaser a calculation of the Tangible Net Worth of the Company as of the Closing, which calculation shall be reasonably acceptable to the Purchaser. If the Tangible Net Worth of the Company as shown in such calculation shall exceed $1,000,000, the Purchaser shall thereupon deliver to the Representative on behalf of the Stockholders a promissory note in the form of Exhibit E hereto (the "Note") in the principal amount equal to the amount by which the Tangible Net Worth of the Company exceeds $1,000,000, which Note shall be payable in full within five days after the Reconciliation Date. All obligations under the Note shall thereupon be assigned to and assumed by the Company, and the Purchaser shall remain obligated thereunder. Promptly after the Closing Date, the Company shall cause Ernst & Young LLP to prepare an unaudited balance sheet (the "Closing Balance Sheet") for the Company as of the close of business on the Closing Date. The Closing Balance Sheet shall be prepared in accordance with GAAP consistently applied. If the Tangible Net Worth of the Company, as shown on the Closing Balance Sheet, shall differ from the calculation of the Company's Tangible Net Worth made on the Closing Date, the principal amount of the Note shall be increased or decreased accordingly, so that the principal amount of the Note, as so adjusted, reflects the amount by which the Tangible Net Worth of the Company as shown on the Closing Balance Sheet exceeds $1,000,000. If the Tangible Net Worth as calculated on the Closing Date shall not have exceeded $1,000,000, as a result of which no Note was issued on the Closing Date, but the Tangible Net Worth shown on the Closing Balance Sheet exceeds $1,000,000, a Note in the principal amount of such excess shall be issued by the Purchaser and assigned to and assumed by the Company, and the Purchaser shall remain obligated thereunder.

                  (b) The Tangible Net Worth of the Company as of the Closing Date shall be recalculated as of the close of business on the 120th day after the Closing Date (the "Reconciliation Date") by reference to the Closing Balance Sheet but by decreasing the amount of the accounts receivable shown thereon by the amount of those accounts receivable shown on the Closing Balance Sheet that have not been collected by the close of business on the Reconciliation Date (the "Delinquent Accounts Receivable"). The principal amount of the Note shall be decreased by the amount by which the Tangible Net Worth of the Company, as calculated pursuant to this Section 4.03(b), shall be less than the Tangible Net Worth shown on the Closing Balance Sheet. If the Tangible Net Worth as so calculated on the Reconciliation Date shall be less than $1,000,000, the deficiency shall be paid to the Purchaser from the escrow referred to in Section
4.04 hereof within five days after the Reconciliation Date.

                  (c) In the event that the amount of the Delinquent Accounts Receivable exceeds $1,000 in the aggregate, the Representative may elect to have the Delinquent Accounts Receivable transferred to him as agent for the Stockholders by giving the Purchaser written notice of such election within five days after the Reconciliation Date. Upon such election, the Purchaser shall cause the Company to transfer the Delinquent Accounts Receivable to the Representative as agent for the Stockholders provided that the Representative agrees, in writing in form and substance reasonably satisfactory to the Purchaser, that the Company shall continue to receive any payments made on such Delinquent Accounts Receivable in trust for the Stockholders and shall remit such payments to the Representative net of collection and processing costs. If any payments with respect to accounts receivable are received by the Company from customers indebted to the Company on account of the Delinquent Accounts Receivable, such payments shall be applied first to the Delinquent Accounts Receivable in order of their aging, with the oldest account receivable to be paid first and the most recent account receivable to be paid last.

         4.04 ESCROW. At the Closing, the Purchaser shall pay a portion of the purchase price equal to $1,000,000 into escrow pursuant to the provisions of an Escrow Agreement (the "Escrow Agreement") among the Purchaser, the Company, the Stockholders and Chase Manhattan Trust Company, National Association, as escrow agent, which Escrow Agreement shall be in substantially the form attached hereto as Exhibit A and shall provide, inter alia, that (i) such funds be placed in an interest-bearing account (the "Escrow") and the interest shall be earned by the recipient(s) of the funds; provided, however, that no interest shall be distributed until funds are released from the Escrow as provided therein, (ii) the funds in the Escrow shall and may only be used to satisfy such indemnification obligations of Katz and the Stockholders to the Purchaser hereunder, (iii) the portion of the Escrow not used to satisfy such indemnification obligations shall be released to the Representative on behalf of the Stockholders upon the termination of the Escrow on the later of (A) the second anniversary of the Closing Date and (B) the resolution of any dispute regarding the Escrow for which notice pursuant to the terms of the Escrow Agreement has been given prior to the second anniversary of the Closing Date; provided, however, that if the Damages reasonably foreseeably arising from all such disputes that remain unresolved as of the second anniversary of the Closing Date shall in the aggregate amount to less than the amount in escrow, the amount in excess shall be released to the Representative on behalf of the Stockholders as provided above and as more specifically provided in the Escrow Agreement.

V.       CONDITIONS TO OBLIGATIONS OF THE PURCHASER.

         The obligations of the Purchaser under this Agreement are subject, at the option of the Purchaser, to the following conditions:

         5.01 ACCURACY OF REPRESENTATIONS AND COMPLIANCE WITH CONDITIONS. All representations and warranties of the Company and each Stockholder contained in this Agreement shall be accurate in all material respects when made and, in addition, unless the context otherwise requires, shall be accurate as of the Closing as though such representations and warranties were then made in exactly the same language by the Company and each respective Stockholder. As of the Closing, the Company and each of the Stockholders shall have performed and complied in all material respects with all covenants and agreements and satisfied all conditions required by this Agreement and the other Transaction Documents to be performed and complied with by any of them at or before such time, all of the Transaction Documents shall have been duly authorized, executed and delivered by the parties thereto and, upon execution thereof by the Purchaser, shall be in full force and effect, and the Purchaser shall have received certificates executed by the chief executive officer of the Company and by the Representative on behalf of each Stockholder, dated the Closing Date, to those effects, in form and substance reasonably satisfactory to the Purchaser.

         5.02 OPINIONS OF COUNSEL. The Company and the Stockholders shall have delivered to the Purchaser on the Closing Date the opinion of Brauner Baron Rosenzweig & Klein, counsel to the Company and Katz, and Bressler, Amery & Ross, counsel to the Stockholders other than Katz, each dated as of such date, in form and substance satisfactory to counsel for the Purchaser.

         5.03 OTHER CLOSING DOCUMENTS. The Stockholders shall have delivered to the Purchaser at or prior to the Closing such other documents (including certificates of the secretary and other officers of the Company) as the Purchaser may reasonably request in order to carry out the provisions of this Agreement.

         5.04 LEGAL ACTION. There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the Transactions contemplated by this Agreement and the other Transaction Documents, or to obtain substantial damages with respect thereto.

         5.05 NO GOVERNMENTAL ACTION. There shall not have been any action taken, or any law, rule, regulation, order or decree proposed, promulgated, enacted, entered, enforced or applicable to the Transactions contemplated by this Agreement and the other Transaction Documents by any Governmental Body, including the entry of a preliminary or permanent injunction, which: (a) makes any of the Transactions contemplated by this Agreement illegal, (b) requires the divestiture by the Purchaser of any of the shares of the Company Common Stock to be sold pursuant to this Agreement or of a material portion of the business of the Purchaser or of the Company or (c) otherwise prohibits or restricts the consummation of any of the Transactions contemplated by this Agreement.

         5.06 NO CLAIMS REGARDING STOCK OWNERSHIP OR SALE PROCEEDS. There shall not have been made or threatened by any Person any Claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity or ownership interest in the Company or (b) is entitled to all or any portion of the purchase price payable to the Stockholders hereunder.

         5.07 FINANCING. The financing necessary to consummate the transactions contemplated hereby in the aggregate amount of $12,000,000 (the "Financing") shall, at the Closing, be evidenced by duly authorized, executed and delivered definitive agreements (the "Definitive Financing Agreements") satisfactory in all respects to the Purchaser, the Definitive Financing Agreements at the Closing shall be in full force, valid and binding upon the parties thereto, the Definitive Financing Agreements shall (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors' rights generally) be enforceable as to the parties thereto in accordance with their terms at the Closing, all conditions to the drawdown or receipt of funds under the Definitive Financing Agreements shall have been satisfied or waived at the Closing, and the Purchaser shall have received at the Closing cash in an amount equal to the Financing.

         5.08 TANGIBLE NET WORTH. The Company and the Stockholders shall have delivered the Closing Balance Sheet to the Purchaser, and the Tangible Net Worth of the Company as shown on the Closing Balance Sheet shall be not less than $1,000,000.

         5.09 REQUIRED CONSENTS. Each of the Required Consents shall have been obtained and shall be in full force and effect.

         5.10 RESIGNATIONS. All directors of the Company shall have resigned at or prior to the Closing as directors and members of all committees of the Board of Directors in writing effective immediately after the Closing. All officers of the Company shall have resigned at or prior to the Closing in writing effective immediately after the Closing subject to acceptance by the Purchaser.

         5.11 RELEASES. The Purchaser shall have received at or prior to the Closing from each person who is, who before the Closing becomes, or who at any time between that date which is one year prior to the date this Agreement is executed and the date this Agreement is executed was, an officer or a director of the Company a Release in the form of Exhibit B hereto, dated the date of the Closing, in form and substance reasonably satisfactory to the Purchaser.

         5.12 EMPLOYMENT AGREEMENT. The Purchaser shall have received at or prior to the Closing from Louis Katz an Employment Agreement in the form of Exhibit C hereto.

VI.      CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE STOCKHOLDERS.

         The obligations of the Company and the Stockholders under this Agreement are subject, at the option of the Company and the Stockholders, to the following conditions:

         6.01 ACCURACY OF REPRESENTATIONS AND COMPLIANCE WITH CONDITIONS. All representations and warranties of the Purchaser contained in this Agreement shall be accurate in all material respects when made and, in addition, unless the context otherwise requires, shall be accurate as of the Closing as though such representations and warranties were then made in exactly the same language by the Purchaser. As of the Closing, the Purchaser shall have performed and complied in all material respects with all covenants and agreements and satisfied all conditions required by this Agreement and the other Transaction Documents to be performed and complied with by it at or before such time, all of the Transaction Documents shall have been duly authorized, executed and delivered by the parties thereto and, upon the execution thereof by the Company and the Stockholders, will be in full force and effect, and the Company and the Representative shall have received a certificate executed by the chief executive officer of the Purchaser, dated the Closing Date, to those effects, in form and substance reasonably satisfactory to the Company and the Representative on behalf of the Stockholders.

         6.02 NO INJUNCTION; LEGAL ACTION. There shall not be in effect any Legal Requirement, Court Order or injunction that: (a) prohibits the sale of the Company Common Stock by the Stockholders or any of them, (b) makes any of the Transactions contemplated by the Agreement illegal, or (c) otherwise prohibits the consummation of any of the Transactions contemplated by this Agreement. There shall not have been instituted any legal proceeding seeking to prohibit or otherwise challenge the consummation of the Transactions contemplated by this Agreement, which state colorable claims and which reasonably seek substantial damages with respect thereto.

         6.03 EMPLOYMENT AGREEMENT. The Purchaser shall have entered into an Employment Agreement with Katz in the form of Exhibit C hereto.

         6.04 STOCK OPTION AGREEMENT. The Purchaser shall have entered into stock option agreements with Louis Katz, David Katz, Fay Katz and Faige Katz, providing for the grant of options (the "Options") exercisable for the purchase of 90,000 shares, 85,000 shares, 80,000 shares and 75,000 shares, respectively, of the Purchaser's Common Stock at an exercise price equal to the closing price of the Purchaser's Common Stock on the Nasdaq Stock Market on the Closing Date.

         6.05 SECRETARY'S CERTIFICATE. The Purchaser shall have delivered to the Company at or prior to the Closing a certificate of the secretary or assistant secretary of the Company certifying the resolutions of the Board of Directors approving the Transactions.

         6.06 CONSENT. PNC Bank N.A. shall have consented to the assumption and payment by the Company of the Note to be issued pursuant to Section 4.03 hereof and to the transfer to the Stockholders of the Delinquent Accounts Receivable, if any, pursuant to Section 4.03(c) hereof.

VII.     COVENANTS AND AGREEMENTS OF THE COMPANY AND THE STOCKHOLDERS.

         The Company and the Stockholders covenant and agree as follows:

         7.01 ACCESS. Until the earlier of the Closing and the termination of this Agreement pursuant to Article IX or otherwise (the "Release Time"), the Company will afford, upon reasonable notice during normal business hours, and Katz will cause the Company to afford, the officers, employees, counsel, agents, investment bankers, accountants and other representatives of the Purchaser and lenders, investors and prospective lenders and investors free and full access to the plants, properties, books and records of the Company, will permit them to make extracts from and copies of such books and records and will from time to time furnish the Purchaser with such additional financial and operating data and other information as to the financial condition, results of operations, businesses, properties, assets, liabilities or future prospects of the Company as the Purchaser from time to time may reasonably request, subject to the terms of the Confidentiality Agreement. Until the Release Time, the Company and Katz will use all reasonable efforts to cause the independent certified public accountants of the Company to make available to the Purchaser and its independent certified public accountants the work papers relating to the audits of the Company referred to in Section 1.04.

         7.02 CONDUCT OF BUSINESS. Except as otherwise requested by the Purchaser in writing, until the Release Time, the Company will, consistent with past practice, use all reasonable efforts to preserve the business operations of the Company intact, to keep available the services of the Company's present personnel, to preserve in full force and effect the Contracts, agreements, instruments, leases, Governmental Permits, arrangements and understandings of the Company, and to preserve the good will of the Company's suppliers, customers, employees and others having business relations with the Company. Until the Release Time, the Company will conduct its business and operations in all respects only in the ordinary course consistent with past practices.

         7.03 ADVICE OF CHANGES. Until the Release Time, the Company and Katz will promptly advise the Purchaser in a written notice of any fact or occurrence or any pending or threatened occurrence of which any of them obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or any of the Transaction Documents that (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

         7.04 CONFIDENTIALITY. The Company and Katz shall take appropriate measures, consistent with past practices, to ensure that all Confidential Information of the Company shall not be published, disclosed or made accessible by any of them to any other person or entity at any time or used by any of them except in the business and for the benefit of the Company.

         7.05 PUBLIC STATEMENTS. Before the Purchaser, the Company or Katz shall release any information concerning this Agreement or any of the Transaction Documents or the transactions contemplated by this Agreement that is intended for or may result in public dissemination thereof, they shall cooperate with each other, shall furnish drafts of all documents or proposed oral statements to each other for comments, and shall not release any such information without the written consent of the other, except to the extent that the other party may be obligated to do so under law. Nothing contained herein shall prevent any party from releasing any information to any Governmental Body if required to do so by law.

         7.06 OTHER PROPOSALS. Until the Release Time, the Company and the Stockholders shall not, and shall not authorize or permit any officer, director, employee, counsel, agent, investment banker, accountant, or other representative of any of them, to: (a) initiate contact with any person or entity in an effort to solicit any Takeover Proposal (as hereinafter defined); (b) cooperate with, or furnish or cause to be furnished any non-public information concerning the business, properties, or assets of the Company to, any person or entity in connection with any Takeover Proposal; (c) negotiate with any person or entity with respect to any Takeover Proposal; or (d) enter into any agreement or understanding with the intent to effect a Takeover Proposal. The Company and Katz will promptly give written notice to the Purchaser of the details of any Takeover Proposal of which either of them becomes aware.

         7.07 CONSENTS WITHOUT ANY CONDITION. Neither the Company nor Katz shall make any agreement or reach any understanding that could have a Material Adverse Effect on the Company or the Purchaser as a condition for obtaining any consent, authorization, approval, order, certificate or Governmental Permit required for the consummation of the Transactions contemplated by this Agreement, unless such agreement or understanding is approved in writing by the Purchaser, which approval shall not be unreasonably withheld or delayed.

         7.08 RELEASE BY THE STOCKHOLDERS. If the Closing takes place, effective upon the Closing, each Stockholder fully and unconditionally releases and discharges all claims and causes of action which such Stockholder or such Stockholder's heirs, personal representatives, successors or assigns ever had, now have, or hereafter may have, which arose on or prior to the Closing Date, against the Purchaser, the Company, and, when acting as such, their respective officers, directors, employees, counsel, agents and stockholders, in each case past, present, or as they may exist at any time after the date of this Agreement, and each person, if any, who controls, controlled, or will control any of them within the meaning of Section 15 of the Securities Act or Section 20(a) of the Securities Exchange Act of 1934, except claims and causes of action arising out of, based upon, or in connection with this Agreement or any of the other Transaction Documents.

         7.09 NONCOMPETITION. If the Closing takes place, Katz agrees, in consideration of the obligations of the Purchaser hereunder: (a) for a period of five years after the date of the Closing, he will not (i) compete with or be engaged in the same business as, or Participate In (as hereinafter defined) any other business or organization which at any time during the five-year period after the date of the Closing competes with or is engaged in the same business as, the Company, with respect to any product or service sold or activity engaged in up to the time of the Closing in any geographical area in which at the time of the Closing such product or service is sold or activity engaged in or (ii) Participate In any other business or organization that at any time during the five-year period after the date of the Closing uses a name containing either the word "Sonomed" or words similar to or susceptible of confusion with the word "Sonomed" or any combination or abbreviation thereof; (b) for a period of five years after the date of the Closing, he will not directly or indirectly reveal the name of, solicit or interfere with, or endeavor to entice away from the Company or the Purchaser any of their respective suppliers, customers or employees; and (c) for a period of five years after the date of the Closing, he will not directly or indirectly employ any person who, at any time up to the date of the Closing, was an employee of the Company or the Purchaser within a period of one year after such person leaves the employ of such corporation. Katz agrees that the provisions of this Section
7.09 are necessary and reasonable to protect the Company and the Purchaser in the conduct of their businesses. If any restriction contained in this Section
7.09 shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby. Nothing set forth in this Section 7.09 shall prohibit activities engaged in or services performed for the Company.

         7.10 VOTING BY THE STOCKHOLDERS. Each Stockholder agrees that until the Release Time, such Stockholder will vote all securities of the Company which he is entitled to vote against (a) any merger, consolidation, reorganization, other business combination, or recapitalization involving the Company, (b) any sale of assets of the Company outside the ordinary course of business, (c) any stock split, stock dividend, or reverse stock split relating to any class or series of the Company's capital stock, (d) any issuance of any shares of capital stock of the Company, any option, warrant or other right calling for the issuance of any such share of capital stock, or any security convertible into or exchangeable for any such share of capital stock, (e) any authorization of any other class or series of stock of the Company, or (f) the amendment of the Charter Documents or the by-laws of the Company.

         7.11 CODE SECTION 338(H)(10) ELECTION. Each Stockholder severally represents and warrants that such Stockholder is qualified to make a Code
Section 338(h)(10) election under regulations section 1.338(h)(10)-l with respect to the sale of the Company Common Stock to the Purchaser pursuant to this Agreement, and agree to join the Purchaser in making an election under
Section 338(h)(10) of the Code and, at the sole discretion of the Purchaser, one or more similar elections under any applicable state income tax law (individually, a "Section 338(h)(10) Election" and collectively, the "Section 338(h)(10) Elections"), with respect to the Purchaser's acquisition of the shares of Company Common Stock. The Purchaser shall prepare Internal Revenue Service Form 8023 (and any required attachments) and any similar state forms (and any required attachments) that may be required to make the Section 338(h)(10) Elections (collectively, the "Forms") and shall submit the Forms to the Stockholders no later than 60 days prior to the date the Forms are required to be filed. The Stockholders agree to provide the necessary information to the Purchaser in connection with the preparation of the Forms promptly upon the Purchaser's request. At the Closing, the Representative on behalf of the Stockholders and the Purchaser will mutually agree upon an allocation of the modified aggregate deemed sales price (as such term is defined in regulations promulgated under Code Section 338) among the Company's assets (the "Allocation") in accordance with Exhibit D hereto. The Stockholders shall deliver to the Purchaser the Forms, which shall have been duly executed by the Stockholders or their authorized representatives no later than 30 days prior to the date the Forms are required to be filed. The Purchaser shall then promptly cause the Forms to be duly executed and shall file the Forms in accordance with applicable Tax laws. The Stockholders and the Purchaser shall take or cause to be taken any other actions that are reasonably necessary for making or perfecting the Section 338(h)(10) Elections. The Purchaser shall provide the Representative with a copy of the Forms as filed. With respect to each Section 338(h)(10) Election, the Stockholders shall treat the Section 338(h)(10) Election as valid and shall not take any action inconsistent with such treatment, except to the extent otherwise provided under applicable Tax law. The Purchaser shall indemnify and reimburse the Stock holders with respect to the excess of (i) the total amount of federal, state and local Taxes that such Stockholders, and the Company solely if and to the extent any such Taxes paid by the Company are suffered economically by the Stockholders, shall be required to pay, and shall have paid, as a result of the Section 338(h)(10) Elections determined in accordance with the Allocation over (ii) the total amount of federal, state and local Taxes that would otherwise result and be required to be paid by such Stockholders if the Section 338(h)(10) Elections were not made (the "Excess Amount"). The Representative shall prepare and submit to Purchaser, for its review, a statement showing in detail the calculation of the Excess Amount. If the Purchaser agrees with the calculation of the Excess Amount, the Purchaser shall pay the Excess Amount to the Representative, who shall then distribute such amount to the Stockholders in accordance with their respective percentages set forth on Schedule I hereto. In the event of a disagreement between the Representative and the Purchaser as to the calculation of the Excess Amount, the parties shall act in good faith in resolving such dispute.

         7.12 COMPANY TAX RETURNS.

                  (a) The Representative, on behalf of the Stockholders, shall cause to be prepared and timely filed all Returns required to be filed by or on behalf of the Company for taxable periods ending on or before the Closing Date. Such returns will be prepared in a manner consistent with past practice, it being understood that the income tax returns of the Company for the period ending on the Closing Date shall reflect, where appropriate, the Allocation and the Section 338(h)(10) Elections to be made pursuant to Section 7.11 hereof. The Stockholders shall deliver the originals of those returns to the Purchaser for its review and approval (which shall not be unreasonably withheld). The Purchaser shall cause each of the returns to be signed by an appropriate officer of the Company and shall then cause the signed returns to be returned to the Representative within an appropriate amount of time so as to permit the timely filing of such returns by the Representative on behalf of the Stockholders. The Stockholders shall be responsible for the payment of any Taxes due with respect to such returns, subject to Section 7.11 hereof.

                  (b) The Purchaser shall cause to be prepared and timely filed all Returns required to be filed by or with respect to the Company for all taxable periods ending after the Closing Date and shall be responsible for the payment of any Taxes due with respect to returns that begin and end after the Closing Date. With respect to any periods that begin on or before and end after the Closing Date, the Stockholders will be responsible for the payment of any Taxes due that relate to the portion of the taxable period up to and including the Closing Date and the Purchaser will be responsible for the payment of any Taxes due that relate to the portion of the taxable period after the Closing Date. For purposes of the preceding sentence, Taxes will be apportioned in accordance with Section 7.12(c) hereof.

                  (c)(1) All Tax Returns of the Company described in Section 7.12(a) and (b) hereof shall be prepared and, where applicable, filed on the basis of a taxable period ending at the Closing Date, unless clearly otherwise required by applicable Tax law.

                     (2) Any Taxes for any such period that are measured or measurable in whole or in part by reference to net or gross income or receipts, capital expenses, or compensation expenses shall be allocated based on the net or gross income or receipts, capital expenses, or compensation expenses actually earned or incurred for the portion of such period before and including, and after, the Closing Date, respectively, as determined from the books and records of the Company, as if a taxable period ended on the Closing Date, so that (I) the portion of such Taxes so allocable to the portion of any such period from the beginning of such period up to and including the Closing Date shall be for the account of the Stockholders and (II) the portion of such Taxes so allocable to the portion of such period after the Closing Date to the end of such period shall be for the account of the Purchaser.

                  (d) The Stockholders, on the one hand, and the Purchaser, on the other hand, shall provide reasonable cooperation to each other in connection with (i) the preparation of and filing of any Return, Tax election, Tax consent or certification, or any claim for refund, (ii) any determination of liability for Taxes, and (iii) any audit, examination or other proceeding in respect of
(A) Taxes of the Company or (B) Taxes of the Stockholders resulting from the Subchapter S status of the Company. The parties will preserve all information, records or documents relating to the liability for Taxes of the Company or of a Stockholder (provided, however, as to a Stockholder, such information, records or documents relate, in whole or in part, to the Company) until the expiration of any applicable statute of limitations or extensions thereof.

         7.13 MAINTENANCE OF TANGIBLE NET WORTH. At all times from and after the date of this Agreement through the Closing Date, the Company shall maintain a Tangible Net Worth of not less than $1,500,000.

         7.14 INVENTORY VALUE ADJUSTMENT. Promptly after the completion of the observation of the Company's inventory by Ernst & Young LLP, the Company, Katz and the Purchaser shall mutually agree on a value of the inventory as of the Closing Date and such amount shall be reflected on the Closing Balance Sheet as prepared in accordance with Section 4.03(a) of this Agreement.

         7.15 REASONABLE EFFORTS. Between the date of this Agreement and the Closing Date, the Company and each of the Stockholders shall use all reasonable efforts to cause the conditions in Articles V and VI hereof to be satisfied.

VIII.    COVENANTS AND AGREEMENTS OF THE PURCHASER.

         The Purchaser covenants and agrees as follows:

         8.01 FINANCING. The Purchaser will use all reasonable efforts to promptly obtain the Financing. The Purchaser shall promptly notify the Company and the Representative of any fact or occurrence that leads the Purchaser to believe that it will be unable to obtain the Financing.

         8.02 EMPLOYEE MATTERS. The Purchaser agrees that it shall offer employment to those employees of the Company who are employed as of the Closing Date at the same compensation and comparable benefits.

         8.03 REASONABLE EFFORTS. Between the date of this Agreement and the Closing Date, the Purchaser will use all reasonable efforts to cause the conditions in Article VI hereof to be satisfied.

         8.04 REGISTRATION UNDER THE SECURITIES ACT OF 1933. Promptly following the Closing Date, the Purchaser shall cause the shares of Common Stock of the Purchaser purchasable upon exercise of the Options to be registered under the Securities Act of 1933 (the "Securities Act") and shall use its best efforts to ensure that such registration remains valid and effective under the Securities Act at least until all of the Options have been exercised.

IX.      TERMINATION.

         9.01 TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

                  (a) by either the Purchaser, the Company or the Representative on behalf of the Stockholders upon written notice if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived or cured within five business days after receipt of notice of such Breach, which notice shall specify the nature of the Breach;

                  (b) by (i) the Purchaser if any of the conditions in Article V has not been satisfied by January 15, 2000; or (ii) the Company or the Representative on behalf of the Stockholders, if any of the conditions in
Article VI or the condition in Section 5.07 hereof has not been satisfied by January 15, 2000; or

                  (c) by mutual consent of the Purchaser, the Company and the Representative on behalf of the Stockholders at any time.

         9.02 EFFECT OF TERMINATION. Each party's right of termination under
Section 9.01 is in addition to any other rights such party may have under this Agreement or otherwise, and the exercise of a right of termination shall not be an election of remedies. If this Agreement is terminated pursuant to Section 9.01, all further obligations of the parties under this Agreement shall terminate, except that the obligations in Section 11.06 shall survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies shall survive such termination unimpaired.

X.       INDEMNIFICATION; REMEDIES.

         10.01 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE. All representations and warranties in this Agreement, the Transaction Documents, the Company Disclosure Schedule and any other certificate or document delivered pursuant to this Agreement shall survive the Closing for a period of two years, except that (a) the representations and warranties set forth in Sections 1.03, 1.07(a) and 2.02 shall survive the Closing for an indefinite period of time and
(b) the representations and warranties set forth in Section 1.05, solely as they relate to federal, state and local income taxes, shall survive the Closing until the expiration of the applicable statutes of limitation relating thereto, respectively. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to any indemnification or other remedy provided for in this Agreement.

         10.02 INDEMNIFICATION AND PAYMENT OF DAMAGES BY THE STOCKHOLDERS FOR THE OBLIGATIONS OF THE COMPANY AND KATZ. Subject to Section 10.05 hereof, each of the Stockholders shall severally indemnify and hold harmless the Purchaser, the Company and their respective representatives, stockholders, controlling persons and Affiliates (collectively, the "Indemnified Persons") for, and shall pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third party claim (collectively "Damages"), arising, directly or indirectly, from or in connection with: (a) any Breach of any representation or warranty made by the Company or Katz in this Agreement, any other Transaction Document, the Company Disclosure Schedule or any other certificate or document delivered by the Company or Katz pursuant to this Agreement; (b) any Breach by the Company of any covenant or obligation of the Company in this Agreement or any other Transaction Document; (c) any amount by which the Tangible Net Worth of the Company calculated pursuant to Section 4.03(b) hereof shall be less than $1,000,000; or (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Katz or the Company (or any Person acting on behalf of either of them) in connection with any of the Transactions.

         10.03 INDEMNIFICATION AND PAYMENT OF DAMAGES BY THE STOCKHOLDERS. Subject to Section 10.05 hereof, each of the Stockholders shall severally indemnify and hold harmless the Indemnified Persons for, and shall pay to the Indemnified Persons, Damages arising, directly or indirectly, from or in connection with: (a) any Breach of any representation or warranty made by such Stockholder in this Agreement, in any other Transaction Document or any other certificate or document delivered by such Stockholder pursuant to this Agreement; (b) any Breach by such Stockholder of any covenant or obligation of such Stockholder in this Agreement or any other Transaction Documents; or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with such Stockholder (or any person acting on behalf of such Stockholder) in connection with any of the Transactions.

         10.04 INDEMNIFICATION AND PAYMENT OF DAMAGES BY THE PURCHASER. The Purchaser shall indemnify and hold harmless the Stockholders, and shall pay to the Stockholders the amount of any Damages arising, directly or indirectly, from or in connection with: (a) any Breach of any representation or warranty made by the Purchaser in this Agreement, any other Transaction Document or in any certificate delivered by the Purchaser pursuant to this Agreement, (b) any Breach by the Purchaser of any covenant or obligation of the Purchaser in this Agreement or in any other Transaction Document, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with the Purchaser (or any Person acting on its behalf) in connection with any of the Transactions.

         10.05 LIMITATIONS ON AMOUNT, TIME AND REMEDIES. Notwithstanding anything to the contrary set forth in this Agreement or any of the other Transaction Documents, the Stockholders shall have no liability (for indemnification or otherwise) with respect to the matters described in clauses
(a) or (b) of Section 10.02 hereof or in clauses (a) or (b) of Section 10.03 hereof until the total of all Damages with respect to such matters exceeds $25,000, and then only for the amount by which such Damages exceed $25,000. In addition, except with respect to breaches of representations and warranties set forth in Sections 1.03, 1.05 (solely as such representations and warranties relate to federal, state and local income taxes), 1.07(a) and 2.02, with respect to which no limits shall apply; (a) the maximum amount of Damages for which the Stockholders shall be obligated to indemnify the Indemnified Persons pursuant to Section 10.02 or 10.03 hereof shall not exceed $1,000,000 in the aggregate, (b) the Stockholders including Katz shall have no obligations or liability to indemnify any of the Indemnified Persons including the Purchaser for any Damages or Claims for which an Indemnification Notice shall not have been delivered to the Representative on or prior to the second anniversary date of the Closing Date, and (c) the right of any of the Indemnified Persons including the Purchaser to indemnification pursuant to Section 10.02 or Section
10.03 or to seek the equitable remedies of rescission, injunctive relief or specific performance shall be the sole and exclusive remedies for any Damages or Claims arising under or in connection with this Agreement or any of the Transaction Documents, and the sole and exclusive remedies of the Indemnified Persons including the Purchaser in respect thereof shall be to assert a claim and seek recovery against the Escrow in accordance with Section 4.04 and the Escrow Agreement or to seek the equitable remedies of rescission, injunctive relief or specific performance.

         10.06 LIMITATIONS ON AMOUNT -- PURCHASER. The Purchaser shall have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or (b) of Section 10.04 until the total of all Damages with respect to such matters exceeds $25,000, and then only for the amount by which such Damages exceed $25,000; however, the limitations set forth in this
Section 10.06 shall not apply to any Breach of any of the Purchaser's representations and warranties of which the Purchaser had knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by the Purchaser of any covenant or obligation, and the Purchaser shall be liable for all Damages with respect to such Breaches.

         10.07 PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS.

                  (a) Promptly after receipt by an indemnified party under
Section 10.02, 10.03 or 10.04 of notice of the commencement of any Litigation or other Claim against it, such indemnified party shall, if a Claim is to be made against an indemnifying party under such section, give notice (an "Indemnification Notice") to the indemnifying party of the commencement of such Claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

                  (b) If any Litigation or other Claim referred to in Section 10.07(a) is brought against an indemnified party and the indemnified party gives notice to the indemnifying party of the commencement of such Litigation or Claim, the indemnifying party shall be entitled to participate in such Litigation or Claim and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Litigation or Claim and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Litigation or Claim and provide indemnification with respect to such Litigation or Claim), to assume the defense of such Litigation or Claim with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Litigation or Claim, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article X for any fees of other counsel or any other expenses with respect to the defense of such Litigation or Claim, in each case subsequently incurred by the indemnified party in connection with the defense of such Litigation or Claim, other than reasonable costs of investigation. If the indemnifying party assumes the defense of any Litigation or Claim, no compromise or settlement of such Claims may be effected by the indemnifying party without the indemnified party's consent, which shall not be unreasonably withheld. If notice is given to an indemnifying party of the commencement of any Litigation or Claim and the indemnifying party does not, within 15 business days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Litigation or Claim, the indemnifying party will be bound by any determination made in such Litigation or Claim or any compromise or settlement effected by the indemnified party.

                  (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that any Litigation or Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such Litigation or Claim, but the indemnifying party will not be bound by any determination of any Litigation or Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

         10.08 PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS. A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought.

XI.      MISCELLANEOUS.

         11.01 FURTHER ACTIONS. At any time and from time to time, each party agrees, at its or his expense, to furnish such information, to take such actions and to execute and deliver such documents as any other party may reasonably request to effectuate the purposes and intent of this Agreement.

         11.02 AVAILABILITY OF EQUITABLE REMEDIES. Because a Breach of the provisions of this Agreement could not adequately be compensated by money damages, any party shall be entitled, either before or after the Closing, in addition to any other right or remedy available to it, to an injunction restraining such Breach or a threatened Breach and to specific performance of any such provision of this Agreement, and in either case no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.

         11.03 APPOINTMENT OF AGENT.

                  (a) Each Stockholder hereby irrevocably makes, constitutes and appoints Louis Katz as such Stockholder's agent and representative (the "Representative") for purposes of taking all actions under this Agreement that are necessary and/or appropriate to effectuate the transactions contemplated by this Agreement. In the event of the death, incapacity, resignation or discharge of Louis Katz, the Stockholders shall promptly designate another individual or individuals hereunder so that at all times there will be at least one Representative with the authority provided in this Section 11.03. Such successor Representative shall be designated by the Stockholders by an instrument in writing signed by those Stockholders (or their successors in interest) holding on the Closing Date a majority of the shares of Company Common Stock listed on
Schedule I (a "Majority of the Shares"), and such appointment shall become effective as to each successor Representative when such instrument shall have been delivered to such person and a copy thereof delivered to the Purchaser.

                  (b) The appointment of the Representative hereunder is irrevocable and any action taken by the Representative pursuant to the authority granted in this Section 11.03 shall be effective and absolutely binding on each Stockholder notwithstanding any contrary action of or direction from a Stockholder. The death or incapacity of any Stockholder shall not terminate the prior authority and agency of the Representative.

                  (c) The Representative may resign at any time by giving notice to the Stockholders and the Purchaser, and, if there does not exist any previously designated successor thereto, the appointment and qualification of a successor as provided herein. A Representative may be discharged, and replaced by another person to act as successor, by an instrument in writing signed by the Stockholders (or their successors in interest) holding on the Closing Date a Majority of the Shares and delivered to the Representative and the Purchaser. In the event of the death of the Representative, if there does not exist any previously designated successor thereto, within five business days after the death of the Representative, a new Representative shall be appointed by an instrument in writing signed by Stockholders (or their successors in interest) holding on the Closing Date a Majority of the Shares.

                  (d) Each Stockholder hereby authorizes the Representative, on behalf and in the name of such Stockholder, to take all actions necessary and/or appropriate to effectuate the transactions contemplated by this Agreement and the Transaction Documents including, without limitation, the following:

                           (i) Receive all notices or documents given or to be
                  given to such Stockholder by the Purchaser pursuant to this Agreement or in connection herewith and to receive and accept service of legal process in connection with any suit or other proceeding arising under this Agreement. The Representative promptly shall forward a copy of such notice or process to each Stockholder.

                           (ii) Deliver to the Purchaser at the Closing the
                  certificates for the shares of Company Common Stock of such Stockholder in exchange for such Stockholder's portion of the purchase price for the purchase by the Purchaser of such Stockholder's shares of Company Common Stock.

                           (iii) Deliver to the Purchaser at the Closing all
                  certificates and documents to be delivered to the Purchaser by such Stockholder pursuant to this Agreement, together with any other certificates and documents executed by such Stockholder and deposited with the Representative for such purpose.

                           (iv) Execute and deliver each and every Transaction
                  Document on behalf of such Stockholders.

                           (v) Engage such legal counsel, and such accountants
                  and other advisors for such Stockholder and incur such other expenses on behalf of such Stockholder in connection with this Agreement and the transactions contemplated hereby as the Representative may deem appropriate.

                           (vi) Deduct from the purchase price payable to such
                  Stockholder such sums as shall be necessary to satisfy any Encumbrances that may encumber such Stockholder's shares of Company Common Stock as of the Closing Date.

                           (vii) Receive and hold, and following the deduction
                  from the purchase price for such Stockholder's shares of Company Common Stock of all fees and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement, the satisfaction of any Encumbrances that may encumber such Stockholder's shares of Company Common Stock as of the Closing Date and the resolution of any disputes under this Agreement and/or any claims for contribution arising hereunder among any of the Stockholders, the satisfaction of any liabilities or claims against the Company or the Stockholders or the establishment of such reserves as the Representative shall deem appropriate in respect thereof all of which the Representative shall have the sole and absolute right to satisfy, compromise or settle, as the case may be, distribute to each Stockholder the pro rata portion of the purchase price for such Stockholder's shares of Company Common Stock to be paid to each of the Stockholders (following the deduction of said fees and expenses) in accordance with the terms of this Agreement.

                           (viii) Execute and deliver such amendments to this
                  Agreement as the Representative shall in his sole discretion deem necessary and/or appropriate including, without limitation, a termination of this Agreement as and when the Representative shall, in his sole discretion, deem necessary and/or appropriate.

                           (ix) To take all action necessary to comply with all
                  applicable laws in connection with the transactions contemplated by this Agreement including, without limitation, the making of such filings and/or disclosures as shall be necessary and/or appropriate.

                           (x) To take any action in respect of any claim
                  against the Company or any of the Stockholders under Article X of this Agreement including the payment or settlement of any claim as the Representative shall deem appropriate.

                           (xi) To take such action on behalf of such
                  Stockholder as the Representative may deem appropriate in respect of:

                                    (1) Waiving any inaccuracies in the
                           representations and warranties of the Purchaser contained in this Agreement or in any documents delivered by the Purchaser pursuant hereto;

                                    (2) Waiving the fulfillment of any of the
                           conditions precedent to the Stockholders' obligations hereunder;

                                    (3) Taking such other action as the
                           Representative is authorized to take under this Agreement; and

                                    (4) All such other matters as the
                           Representative may deem necessary or appropriate to consummate this Agreement and the transactions contemplated hereby.

                  (e) The appointment of the Representative to effectuate the transactions contemplated by this Agreement is for the accommodation of the Stockholders and the Purchaser. The duties of the Representative shall be determined solely by the express provisions of this Agreement. The Stockholders authorize the Representative without creating any obligation on the Representative's part, in the event this Agreement shall become involved in litigation, to deposit the purchase price with the clerk of the court in which the litigation is pending and thereupon, or if there does not exist any previously designated successor to the Representative, upon the appointment and qualification of a successor, the Representative shall be fully relieved and discharged of any further responsibility as Representative under this Agreement. Each Stockholder also authorizes the Representative, if he is threatened with litigation, to interplead all interested parties in any court of competent jurisdiction and to deposit the purchase price with the clerk of the court in which the litigation is pending and thereupon, or, if there does not exist any previously designated successor to the Representative, upon the appointment and qualification of a successor, the Representative shall be fully relieved and discharged of any further responsibility as Representative under this Agreement.

                  (f) The Representative shall not be liable to the Stockholders for any mistake of fact or error of judgment or any acts or omissions of any kind unless caused by his willful misconduct or gross negligence. The Representative shall be entitled to rely on any instrument or signature believed by him to be genuine and may assume that any person purporting to give any writing, notice or instrument in connection with this Agreement is duly authorized to do so by the party on whose behalf such writing, notice or instruction is given.

                  (g) The Stockholders, severally, will indemnify the Representative for and hold him harmless against any loss, liability or expense incurred without negligence or bad faith on the Representative's part arising out of or in connection with the acceptance of, or the performance of his duties under this Agreement as well as the costs and expenses of defending against any claim or liability arising under this Agreement.

         11.04 MODIFICATION. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, shall supersede all existing agreements among them concerning such subject matter, and may be modified only by a written instrument duly executed by each party with the approval of an officer of each corporate party (except as otherwise provided in Section 11.03), except that, notwithstanding anything to the contrary set forth in this Agreement, the Confidentiality Agreement between the Purchaser and the Company shall survive the execution and delivery of this Agreement and remain in full force and effect.

         11.05 NOTICES. Subject to Section 11.03, any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested or by overnight delivery or courier service or delivered in person or by telecopy against receipt to the party to whom it is to be given at the address of such party set forth below (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 11.05) with a copy to each of the other parties hereto.

                           If to the Purchaser:

                           Escalon Medical Corp.
                           351 East Conestoga Road
                           Wayne, PA 19087
                           Attention: Richard J. DePiano,

                                      Chief Executive Officer
                           Telecopy: (610) 688-3641

                           with a copy to:

                           Duane, Morris & Heckscher LLP
                           One Liberty Place
                           Philadelphia, PA 19103-7396
                           Attention: Kathleen M. Shay, Esquire
                           Telecopy:  (215) 979-1020

                           If to the Company:

                           Sonomed, Inc.
                           3000 Marcus Avenue
                           Lake Success, NY 11042
                           Attention: Louis Katz,
                                      President
                           Telecopy:  (516) 354-5902

                           with a copy to:

                           Brauner Baron Rosenzweig & Klein LLP
                           61 Broadway
                           New York, NY 10006
                           Attention: Charles A. Damato, Esquire
                           Telecopy:  212-797-9161

         If to any Stockholder, to the Representative and such Stockholder at such Stockholder's address set forth on Schedule I hereto, with a copy to Brauner Baron Rosenzweig & Klein LLP as provided above in the case of the Company.

Notice to the estate of any Stockholder shall be sufficient if addressed to the party as provided in this Section 11.05. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party's address, which will be deemed given at the time of receipt thereof. Any notice given by other means permitted by this
Section 11.05 shall be deemed given at the time of receipt thereof.

         11.06 EXPENSES. The Purchaser and the Stockholders shall pay its or their own expenses (including, without limitation, legal and accounting fees and expenses) incident to the negotiation and preparation of this Agreement and the other Transaction Documents and to such party's performance and compliance with the Transactions.

         11.07 WAIVER. Any waiver by any party of a Breach of any term of this Agreement shall not operate as or be construed to be a waiver of any other breach of that term or of any Breach of any other term of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and, in the case of a corporate party, be authorized by an officer of the waiving party.

         11.08 BINDING EFFECT. The provisions of this Agreement shall be binding upon and inure to the benefit of the Company and the Purchaser and their respective successors and permitted assigns and each Stockholder and his assigns, heirs and personal representatives, and shall inure to the benefit of each Indemnified Person and its successors and assigns (if not a natural person) and his assigns, heirs and personal representatives (if a natural person). The Purchaser may not assign this Agreement to any Person other than a subsidiary without the prior written consent of the Company and the Representative; provided, however, that the Purchaser shall remain liable for the performance of the obligations of the Purchaser hereunder.

         11.09 NO THIRD PARTY BENEFICIARIES. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in Section 11.08).

         11.10 SEPARABILITY. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

         11.11 HEADINGS. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         11.12 COUNTERPARTS; GOVERNING LAW. This Agreement may be executed in any number of counterparts, by facsimile or otherwise, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws.

XII.     DEFINITIONS.

         For purposes of this Agreement:

         "Affiliate" means, with respect to a particular party, a Person controlling, controlled by or under common control with that party, including but not limited to any officer, director and majority-owned entity of that party and of that party's other Affiliates.

         "Agreement" means this Agreement and the exhibits and schedules hereto.

         "Allocation" is defined in Section 7.11.

         "Benefit Plans" means all employee benefit plans of the Company within the meaning of Section 3(3) of ERISA and any related or separate Contracts, plans, trusts, programs, policies, arrangements, practices, customs and understandings, in each case whether formal or informal, that provide benefits of economic value to any present or former employee, officer or director of the Company, or present or former beneficiary, dependent or assignee of any such employee, officer or director or former employee, officer or director.

         "Breach" means, with respect to any representation, warranty, covenant, obligation or other provision of this Agreement or any Transaction Document any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

         "Charter Documents" means an entity's certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, bylaws, general or limited partnership agreement, certificate of limited partnership, operating agreement, joint venture agreement or similar document governing the entity.

         "Claim" means any allegation, claim, action, cause of action, lawsuit or other legal proceeding, whether at law, in equity or before any Governmental Body, for damages, costs, losses or expenses incurred by any Person as a result of any actions or failure to act by any party, or its officers, directors, employees or authorized agents.

         "Closing" means the closing on the Transactions.

         "Closing Balance Sheet" is defined in Section 4.03.

         "Closing Date" is defined in Section 4.02.

         "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

         "Company Common Stock" is defined in Section 1.03.

         "Company Disclosure Schedule" means the disclosure schedule provided by the Company in connection with this Agreement.

         "Confidential Information" is defined in Section 1.10(b).

         "Confidentiality Agreement" shall mean the Confidentiality Agreement dated July 13, 1999 between the Company and the Purchaser.

         "Contract" means any written or oral contract, agreement, lease, instrument or other commitment that is binding on any Person or its property under applicable law.

         "Court Order" means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority that is binding on any Person or its property under applicable law.

         "Damages" is defined in Section 10.02.

         "Default" means (i) a material breach, default or violation or (ii) the occurrence of an event that with the passage of time or the giving of notice, or both, would constitute a material breach, default or violation.

         "Definitive Financing Agreements" is defined in Section 5.09.

         "Delinquent Accounts Receivable" is defined in Section 4.03(b).

         "Encumbrances" means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other Claim, charge or Encumbrance of any nature whatsoever on any property or property interest.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow" is defined in Section 4.04.

         "Escrow Agreement" is defined in Section 4.04.

         "FDA" means the United States Food and Drug Administration.

         "Facilities" means any real property, leaseholds or other interests currently owned or operated by the Company and any buildings, plants, structures or equipment (including motor vehicles, tank cars and rolling stock) currently owned or operated by the Company.

         "Financing" is defined in Section 5.09.

         "GAAP" means generally accepted accounting principles.

         "Governmental Body" means any federal, state, local or foreign government entity or any court, administrative or regulatory agency or commission or other governmental authority or agency.

         "Governmental Permits" is defined in Section 1.06(b)

         "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of any Hazardous Substance in, on, under, about or from the Facilities or any part thereof into the environment, and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

         "Hazardous Substances" is defined in Section 1.07(g).

         "Indemnified Persons" is defined in Section 10.02.

         "Indemnification Notice" is defined in Section 10.07.

         "Intellectual Property" is defined in Section 1.10(a).

         "Last Balance Sheet" is defined in Section 1.04.

         "Last Balance Sheet Date" is defined in Section 1.04.

         "Legal Requirement" means any applicable statute, law, ordinance, regulation, order or rule of any federal, state, local, foreign or other governmental agency or body or of any other type of regulatory body, including those covering medical devices, food and drug, manufacturing processes, environmental, energy, safety, health, transportation, consumer protection, bribery, recordkeeping, zoning, warranties, anti-discrimination, antitrust, employment and price and wage control matters.

         "Liability" means any direct or indirect liability, indebtedness, obligation, expense, Claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

         "Litigation" means any lawsuit, action, arbitration, audit, administrative or other proceeding, prosecution or investigation or inquiry, whether civil, criminal, administrative, investigative or informal, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body, arbitrator, mediator or other disparate resolution forum.

         "Major Customer" and "Major Distributor" means a customer or distributor that has accounted for 10% or more of the Company's revenue during its 1998 fiscal year or during the twelve calendar months preceding the date of this Agreement.

         "Major Supplier" means a supplier that has provided goods to the Company having a purchase price of $25,000 or more in the aggregate during the Company's 1999 fiscal year or during the twelve calendar months preceding the date of this Agreement.

         "Majority of the Shares" is defined in Section 11.03(a).

         "Material Adverse Effect" means a material adverse effect on the financial condition, results of operations, products, customers or operations of the Company; provided, however, that in determining whether a Material Adverse Effect has occurred, changes or effects relating to United States or foreign economic conditions or financial markets in general or to the Company's industry in general shall not be considered.

         "Minor Contracts" is defined in Section 1.08(a).

         "Note" is define in Section 4.03(a).

         "Participate In" means directly or indirectly, for a Stockholder's own benefit or for, with or through any other person or entity, own, manage, operate, control, loan money to, or participate in the ownership, management, operation, or control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor, or otherwise with, or acquiesce in the use of his name in. Notwithstanding the foregoing, the term "Participate In" shall not include participation in social activities or charitable or non-profit or community endeavors and/or owning not more than 1% of the outstanding shares of stock of any public company.

         "Person" means any natural person, corporation, partnership, limited liability company, proprietorship, association, trust or other legal entity.

         "Purchaser Charter Documents" is defined in Section 3.02.

         "Reconciliation Date" is defined in Section 4.03.

         "Release" is defined in Section 1.07(e).

         "Release Time" is defined in Section 7.01.

         "Representative" is defined in Section 11.03(a).

         "Required Consents" is defined in Section 1.12.

         "Returns" means all returns, reports, forms, declarations, claims for refunds or other information required to be filed or supplied to any Person in connection with Taxes (including without limitation information returns and declarations of estimated Tax). (Any reference to "filed" or "file" with respect to Taxes shall also be deemed to include "supplied" or "supply.")

         "S Corporation Tax Period" is defined in Section 1.05(k).

         "Section 338(h)(10) Election" is defined in Section 7.11.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Takeover Proposal" means any proposal, other than as contemplated by this Agreement, (i) for a merger, consolidation, reorganization, other business combination, or recapitalization involving the Company, for the acquisition of a 5% or greater interest in the equity or in any class or series of capital stock of the Company, for the acquisition of the right to cast 5% or more of the votes on any matter with respect to the Company, or for the acquisition of a substantial portion of any of its assets other than in the ordinary course its business or (ii) the effect of which may be to prohibit or restrict the consummation of any of the transactions contemplated by this Agreement or materially impair the contemplated benefits to the Purchaser of any of the transactions contemplated by this Agreement.

         "Tangible Net Worth" means the excess of the net tangible assets of the Company over the liabilities of the Company; provided, however, that the accounts receivable shown on the Closing Balance Sheet shall be included in the calculation of Tangible Net Worth only if and to the extent that they are collected prior to the Reconciliation Date.

         "Tax" means all U.S. federal, state, local and non-U.S. income taxes plus all charges, fees, levies or other assessments whether federal, state, local or non-U.S. based upon or measured by income, capital, net worth or gain and any other tax including but not limited to all net income, gross income, advance corporate tax, gross receipts, value-added, sales, use ad valorem, transfer, franchise, profits, withholding, payroll, employment, social security, unemployment, FICA, FUTA, excise, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Body.

         "Transactions" means the transactions contemplated by the Transaction Documents.

         "Transaction Documents" means this Agreement and the other agreements and documents contemplated hereby and thereby.

         "Welfare Plan" is defined in Section 1.09(f).

         "Year 2000 Defects" is defined in Section 1.22(a).










                 [PAGES 47 AND 48 ARE INTENTIONALLY LEFT BLANK;
                          SIGNATURES BEGIN ON PAGE 49]

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

Attest:                                     ESCALON MEDICAL CORP.

                                            By: /s/ Richard J. DePiano
-----------------------------------             --------------------------------
Secretary                                       Chief Executive Officer



Attest:                                     SONOMED, INC.

                                            By: /s/ Louis Katz
-----------------------------------             --------------------------------
Secretary                                       President

Witness:                                    /s/ Brian F. Amery
        ---------------------------         ------------------------------------
                                            Brian F. Amery

Witness:                                    /s/ Daniel Baldwin
        ---------------------------         ------------------------------------
                                            Daniel Baldwin

Witness:                                    /s/ Robert F. Brantl
        ---------------------------         ------------------------------------
                                            Robert F. Brantl

Witness:                                    /s/ Bernard Bressler
        ---------------------------         ------------------------------------
                                            Bernard Bressler

Witness:                                    /s/ Margaret E. Eaton, Executrix
        ---------------------------         ------------------------------------
                                            Estate of William C. Eaton

Witness:                                    /s/ Dorothy Farber
        ---------------------------         ------------------------------------
                                            Dorothy Farber

Witness:                                    /s/ William Henriksen
        ---------------------------         ------------------------------------
                                            William Henriksen

Witness:                                    /s/ Robert F. Johnston
        ---------------------------         ------------------------------------
                                            Robert F. Johnston

Witness:                                    /s/ Chana Katz
        ---------------------------         ------------------------------------
                                            Chana Katz

Witness:                                    /s/ David Katz
        ---------------------------         ------------------------------------
                                            David Katz

Witness:                                    /s/ Golda Katz
        ---------------------------         ------------------------------------
                                            Golda Katz

Witness:                                    /s/ Henry Katz
        ---------------------------         ------------------------------------
                                            Henry Katz

Witness:                                    /s/ Leon Katz
        ---------------------------         ------------------------------------
                                            Leon Katz

Witness:                                    /s/ Louis Katz
        ---------------------------         ------------------------------------
                                            Louis Katz

Witness:                                    /s/ Donald Krawitt
        ---------------------------         ------------------------------------
                                            Donald Krawitt

Witness:                                    /s/ James McShay
        ---------------------------         ------------------------------------
                                            James McShay

Witness:                                    /s/ David Olesker
        ---------------------------         ------------------------------------
                                            David Olesker

Witness:                                    /s/ Arthur Rauch
        ---------------------------         ------------------------------------
                                            Arthur Rauch

Witness:                                    /s/ David Reger
        ---------------------------         ------------------------------------
                                            David Reger

Witness:                                    /s/ J. Michael Riordan
        ---------------------------         ------------------------------------
                                            J. Michael Riordan

Witness:                                    /s/ Lawrence D. Ross
        ---------------------------         ------------------------------------
                                            Lawrence D. Ross

Witness:                                    /s/ Samuel Roth
        ---------------------------         ------------------------------------
                                            Samuel Roth

Witness:                                    /s/ Doris Rothenberg
        ---------------------------         ------------------------------------
                                            Doris Rothenberg

Witness:                                    /s/ Susan Wainstock
        ---------------------------         ------------------------------------
                                            Susan Wainstock

Witness:                                    /s/ Daniel Wasser
        ---------------------------         ------------------------------------
                                            Daniel Wasser

                                   SCHEDULE I

                              SONOMED STOCKHOLDERS


                                                                NUMBER OF            PERCENT
NAME AND ADDRESS                                                 SHARES              OF SHARES
----------------                                                 ------              ---------
Brian F. Amery                                                    4,100                 0.15%
c/o Bressler, Amery & Ross
325 Columbia Turnpike
Florham Park, NJ 07932

Daniel Baldwin                                                    3,750                 0.14
150 West End Avenue
Apt. 15M
New York, NY 10023

Robert F. Brantl                                                  4,084                 0.15
322 Fourth Street
Brooklyn, NY 11215-2805

Bernard Bressler                                                 37,691                 1.39
c/o Bressler, Amery & Ross
325 Columbia Turnpike
Florham Park, NJ 07932

William C. Eaton                                                 53,500                 1.97
188 Rockwood Road
Manhasset, NY 11034

Dorothy Farber                                                      900                 0.03
2310 Ocean Parkway
Brooklyn, NY 11223

William Henriksen                                                 5,000                 0.18
8007 Woodbrook Ct.
Hudson, FL 34667

Robert F. Johnston                                              250,000                 9.20
11 Cherry Valley Road
Princeton, NJ 08540

Chana Katz                                                      447,200                16.46
72-53 141 Street
Flushing, NY 11367

David Katz                                                      123,000                 4.53
929 E. 28th Street
Brooklyn, NY 11210

                                                                NUMBER OF            PERCENT
NAME AND ADDRESS                                                 SHARES              OF SHARES
----------------                                                 ------              ---------
Golda Katz                                                      123,000                 4.53
72-53 141 Street
Flushing, NY 11367

Henry Katz                                                      123,100                 4.53
32-D Edison Court
Monsey, NY 10952

Leon Katz                                                       123,000                 4.53
72-53 141 Street
Flushing, NY 11367

Louis Katz                                                    1,257,300                46.28
72-53 141 Street
Flushing, NY 11367

Donald Krawitt                                                    2,000                 0.07
91-93 Montgomery Street
Rhinebeck, NY 12572

James McShay                                                     10,000                 0.37
3252 Colden Avenue
Bronx, NY 10469

David Olesker                                                    11,600                 0.43
52 Gould Street
East Hampton, NY 11937

Arthur Rauch                                                     75,000                 2.80
115 Central Park West, Apt. 9D
New York, NY 10023

David Reger                                                         750                 0.03
6 Honey Brook Road
Princeton, NJ 08540

J. Michael Riordan                                                  500                 0.02
37 Knollwood Drive
Morristown, NJ 07960

Lawrence D. Ross                                                  8,100                 0.30
c/o Bressler, Amery & Ross
325 Columbia Tpke.
Florham Park, NJ 07932

Samuel Roth                                                      25,000                 0.92
29 Eastbrook Drive
River Edge, NJ 07661

                                                                NUMBER OF            PERCENT
NAME AND ADDRESS                                                 SHARES              OF SHARES
----------------                                                 ------              ---------
Doris Rothenberg                                                  3,000                 0.11
50 Sutton Place South
Apt. 3L
New York, NY 10022

Susan Wainstock                                                  25,000                 0.92
41066 McMahon Circle
Novi, MI 48375

Daniel Wasser                                                       525                 0.02
1287 Sunnyfield Lane
Scotch Plans, NJ 07076
                                                              --------                -------
Total                                                         2,717,000               100.00%
                                                              =========               =======